                                                                     EXHIBIT 2.1


                                                                  EXECUTION COPY

                    -----------------------------------------

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                               MONONA HOLDINGS LLC

                                       AND

                         COMMERCIAL VEHICLE GROUP, INC.

                            DATED AS OF JUNE 3, 2005

                    -----------------------------------------

                                TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----

ARTICLE I
         PURCHASE AND SALE OF STOCK...............................................................................1
         1.1               Purchase and Sale......................................................................1
         1.2               Purchase Price.........................................................................1
         1.3               Closing................................................................................1
         1.4               Payment and Cancellation of Intercompany Accounts......................................1

ARTICLE II
         CONSIDERATION AND MANNER OF PAYMENT......................................................................2
         2.1               Payment................................................................................2
         2.2               Purchase Price Adjustments.............................................................2
         2.3               Seller Representative Committee........................................................5

ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE SELLER.............................................................5
         3.1               Organization and Qualification.........................................................6
         3.2               Authorization; Enforceability..........................................................6
         3.3               Organizational Documents...............................................................6
         3.4               Capitalization.........................................................................6
         3.5               Limited Operations.....................................................................7
         3.6               Options................................................................................7
         3.7               Financial Statements...................................................................7
         3.8               Taxes..................................................................................8
         3.9               Material Contracts.....................................................................9
         3.10              Real Property.........................................................................11
         3.11              Personal Property.....................................................................12
         3.12              Litigation............................................................................12
         3.13              Compliance with Applicable Laws.......................................................12
         3.14              Intellectual Property.................................................................12
         3.15              Bank Accounts; Officers and Directors.................................................13
         3.16              No Violation..........................................................................13
         3.17              Conduct of Business; Absence of Certain Changes.......................................13
         3.18              Insurance Policies....................................................................15
         3.19              Licenses and Permits..................................................................15
         3.20              Employee Benefit Plans................................................................16
         3.21              Environmental, Health and Safety Matters..............................................19
         3.22              Labor Matters.........................................................................19
         3.23              Customers and Suppliers...............................................................20
         3.24              Governmental Approvals and Filings....................................................20

         3.25              Brokers...............................................................................20
         3.26              Transactions with Affiliates..........................................................21
         3.27              Indebtedness..........................................................................21
         3.28              Undisclosed Liabilities...............................................................21
         3.29              Inventory.............................................................................21
         3.30              Accounts Receivable...................................................................21
         3.31              Product Warranty; Product Liability...................................................21
         3.32              Closing Date..........................................................................22

ARTICLE IV
         REPRESENTATIONS AND WARRANTIES OF THE BUYER.............................................................22
         4.1               Organization and Standing.............................................................22
         4.2               Authorization; Enforceability.........................................................22
         4.3               No Violation..........................................................................23
         4.4               Investment Representation.............................................................23
         4.5               Availability of Funds.................................................................23
         4.6               Litigation............................................................................23
         4.7               Governmental Approvals and Filings....................................................24
         4.8               Brokers...............................................................................24
         4.9               Closing Date..........................................................................24

ARTICLE V
         COVENANTS OF THE SELLER.................................................................................24
         5.1               Conduct of Business...................................................................24
         5.2               Filings; Consents; Etc................................................................26
         5.3               Schedules Update......................................................................26
         5.4               Regulatory Filings....................................................................26
         5.5               Exclusivity...........................................................................27
         5.6               Access to Books and Records...........................................................27
         5.7               Non-Solicitation; Confidentiality.....................................................28
         5.8               Real Estate Survey....................................................................29

ARTICLE VI
         COVENANTS OF THE BUYER..................................................................................29
         6.1               Filings; Consents; Etc................................................................29
         6.2               Director and Officer Liability and Indemnification....................................29
         6.3               Employee Benefits.....................................................................30
         6.4               Regulatory Filing.....................................................................30

ARTICLE VII
         CONDITIONS PRECEDENT TO THE CLOSING.....................................................................30
         7.1               Conditions Precedent to Each Party's Obligations......................................30
         7.2               Conditions Precedent to Obligations of the Buyer......................................31
         7.3               Conditions Precedent to Obligations of the Seller.....................................32

ARTICLE VIII
         CLOSING.................................................................................................33
         8.1               Time and Place........................................................................33
         8.2               Deliveries by the Seller..............................................................33
         8.3               Deliveries by the Buyer...............................................................34

ARTICLE IX
         POST CLOSING COVENANTS..................................................................................34
         9.1               Tax Covenants.........................................................................34
         9.2               Tax Indemnification...................................................................36
         9.3               Further Assurances....................................................................37
         9.4               Release of Escrow Funds...............................................................37

ARTICLE X
         INDEMNIFICATION.........................................................................................37
         10.1              Survival of the Seller's Representations and Warranties; Time Limits
                           on Indemnification Obligations........................................................37
         10.2              Survival of the Buyer's Representations and Warranties; Time Limits
                           on Indemnification Obligations........................................................38
         10.3              Indemnification by the Members........................................................38
         10.4              Indemnification by the Seller Relating to the Acquired Companies......................38
         10.5              Indemnification by the Buyer..........................................................39
         10.6              Indemnification Procedure for Third Party Claims......................................39
         10.7              Calculation of Losses.................................................................40
         10.8              Limitation on Indemnities.............................................................41
         10.9              Exclusion of Other Remedies...........................................................43
         10.10             Purchase Price Adjustments............................................................43
         10.11             Waiver, Release and Discharge.........................................................43

ARTICLE XI
         TERMINATION.............................................................................................43
         11.1              Termination...........................................................................43
         11.2              Effect of Termination.................................................................44

ARTICLE XII
         MISCELLANEOUS...........................................................................................44
         12.1              Notices, Consents, etc................................................................44
         12.2              Severability..........................................................................45
         12.3              Successors; Assignment................................................................45
         12.4              Counterparts; Facsimile Signatures....................................................45
         12.5              Expenses..............................................................................45
         12.6              Governing Law.........................................................................46
         12.7              Table of Contents and Headings........................................................46
         12.8              Definitions...........................................................................46
         12.9              Entire Agreement......................................................................51
         12.10             Third Parties.........................................................................51
         12.11             Disclosure Generally..................................................................51
         12.12             Acknowledgment by the Buyer...........................................................52
         12.13             Interpretive Matters..................................................................53

         12.14             SUBMISSION TO JURISDICTION............................................................53
         12.15             WAIVER OF JURY TRIAL..................................................................53
         12.16             Specific Performance..................................................................53
         12.17             Public Announcements..................................................................54

                                  DEFINED TERMS

                                                                                                            PAGE
                                                                                                            ----

Accountants                                                                                                     3
Acquired Companies                                                                                             47
Acquisition Proposal                                                                                           27
Act of Acceleration                                                                                            43
Affiliate                                                                                                      47
Agreement                                                                                                       1
Audited Financial Statements                                                                                    8
Business                                                                                                       47
Business Day                                                                                                   47
Buyer                                                                                                           1
Buyer Indemnified Party                                                                                        39
Buyer's Representatives                                                                                        28
Cap Amount                                                                                                     47
Cash on Hand                                                                                                   47
CERCLA                                                                                                         48
Closing                                                                                                         1
Closing Date                                                                                                   34
Closing Date Balance Sheet                                                                                      3
Closing Date Cash on Hand                                                                                      47
Closing Date Net Working Capital                                                                               47
Closing Schedule                                                                                                3
COBRA                                                                                                          17
Code                                                                                                           47
Company                                                                                                         1
Company's Subsidiaries                                                                                         47
Confidential Information                                                                                       28
Confidentiality Agreement                                                                                      52
Consent                                                                                                        47
Contract                                                                                                       47
Current Assets                                                                                                 48
Current Liabilities                                                                                            48
Deductible Amount                                                                                              48
Defense Notice                                                                                                 40
Employee Plan                                                                                                  48
Environmental, Health and Safety Requirements                                                                  48
Equity Interests                                                                                                7
ERISA                                                                                                          48
Escrow Agent                                                                                                   48
Escrow Agreement                                                                                               48
Escrow Funds                                                                                                   48
Estimated Cash on Hand                                                                                          2
Estimated Deficit                                                                                               3

Estimated Net Working Capital                                                                                   2
Estimated Surplus                                                                                               3
Exchange Act                                                                                                   48
Exclusivity Period                                                                                             27
Final Adjustment Amount                                                                                         4
Financial Statements                                                                                            8
First Person                                                                                                   51
Foreign Plan                                                                                                   16
FTC                                                                                                            27
Fundamental Buyer Representations                                                                              38
Fundamental Seller Representations                                                                             38
GAAP                                                                                                           48
Governmental Authority                                                                                         48
Hazardous Materials                                                                                            49
HSR Act                                                                                                        49
Indebtedness                                                                                                   49
Indemnified Party                                                                                              40
Indemnifying Party                                                                                             40
Insiders                                                                                                       21
Insurance Policies                                                                                             15
Intellectual Property                                                                                          49
Intellectual Property Licenses                                                                                 13
Latest Audited Balance Sheet                                                                                    2
Latest Balance Sheet                                                                                            8
Law                                                                                                            49
Leased Property                                                                                                11
Leases                                                                                                         49
Liability                                                                                                      50
Licenses                                                                                                       16
Lien                                                                                                           50
Loss                                                                                                           39
Losses                                                                                                         39
Material Adverse Change                                                                                        50
Material Adverse Effect                                                                                        50
Material Contracts                                                                                              9
Members                                                                                                        50
Mexican Real Property                                                                                          43
Net Working Capital                                                                                            50
Non-Competition and Severance Agreements                                                                       32
Non-Solicit Period                                                                                             28
Operating Company                                                                                              51
Organizational Documents                                                                                       51
Outside Date                                                                                                   44
Owned Property                                                                                                 11
Parties                                                                                                         1
Party                                                                                                           1

Permitted Liens                                                                                                51
Person                                                                                                         51
Plan Affiliate                                                                                                 51
Post-Closing Tax Period                                                                                        37
Pre-Closing Returns                                                                                            35
Prime Rate                                                                                                     51
Protest Notice                                                                                                  3
Purchase Price                                                                                                  2
RCRA                                                                                                           48
Real Property                                                                                                  11
Reasonable Efforts                                                                                             51
Registered Intellectual Property                                                                               13
Release Date                                                                                                   37
SEC                                                                                                            51
Securities Act                                                                                                 51
Seller                                                                                                          1
Seller Indemnified Party                                                                                       39
Seller Representative Committee                                                                                 5
Seller Representative Committee Agreement                                                                       5
Seller's Knowledge                                                                                             51
Shares                                                                                                          1
SRC Expenses                                                                                                    5
SRC Fund                                                                                                        5
Straddle Period Return                                                                                         35
Tail Policy                                                                                                    25
Target Net Working Capital                                                                                     51
Tax Proceeding                                                                                                 37
Tax Return                                                                                                     52
Taxes                                                                                                          52
Third Party Claim                                                                                              40
Threshold Amount                                                                                               52
Transaction Agreements                                                                                         52
U.S. Employee Plan                                                                                             16
Unaudited Financial Statements                                                                                  8

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is made and entered into as of June 3, 2005, by and between Monona Holdings LLC, a Delaware limited liability company (the "SELLER") and Commercial Vehicle Group, Inc., a Delaware corporation (the "BUYER"). Each of the parties named above may be referred to as a "PARTY" and collectively as the "Parties." Capitalized terms used, but not otherwise defined, herein shall have the meaning set forth in SECTION 12.8.

                                    RECITALS

         WHEREAS, the Seller owns all of the issued and outstanding shares of capital stock (the "SHARES") of Monona Corporation, a Delaware corporation (the "COMPANY"); and

         WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, the Shares, pursuant to the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                    ARTICLE I
                           PURCHASE AND SALE OF STOCK

         1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, the Buyer shall purchase, acquire and accept the Shares from the Seller, and the Seller shall sell, convey, assign, transfer and deliver the Shares to the Buyer.

         1.2 Purchase Price. The purchase price for the Shares to be purchased pursuant to SECTION 1.1 shall be the consideration specified in ARTICLE II.

         1.3 Closing. The closing of the purchase and sale of the Shares (the "CLOSING") shall take place as described in ARTICLE VIII, provided that the closing conditions set forth in ARTICLE VII shall have been satisfied or waived in writing as provided therein at or prior to the Closing.

         1.4 Payment and Cancellation of Intercompany Accounts. Immediately prior to the Closing, (a) all Liabilities (other than any Liabilities created by this Agreement or any of the Transaction Agreements) owed by the Seller, any Member or any of their respective Affiliates (other than the Acquired Companies) to any Acquired Company, whether or not reflected in the financial statements of the Acquired Companies, shall be paid in full in cash, and (b) all of the Liabilities (other than any Liabilities created by this Agreement or any of the Transaction Agreements) owed by any Acquired Company to the Seller, any Member or any of their respective Affiliates or any other Acquired Company shall be:
(x) in the case of the Liabilities listed on SCHEDULE 1.4(b), considered Indebtedness of the Acquired Companies hereunder and the aggregate amount of such Liabilities shall be deducted from the Purchase Price in accordance with SECTION 2.1, (y) accrued for on a dollar-for-dollar basis as a Current Liability on the Closing Date Balance Sheet or (z) to the extent not considered and treated as Indebtedness in accordance with the preceding clause (x) or as a Current Liability in the preceding clause (y), canceled without payment, in full and complete satisfaction of such Liabilities. For purposes of SECTION 1.4(b), in no event shall Liabilities include any earned but unpaid compensation owed to any Member who is an employee of any of the Acquired Companies to the extent such Liabilities are accrued for on a dollar-for-dollar basis as a Current Liability on the Closing Date Balance Sheet or any benefits owed to any Member who is an employee of any of the Acquired Companies under the medical, dental, life, disability or 401(k) plans of the Acquired Companies. Subject to compliance with the terms and conditions of this Agreement, nothing in this
SECTION 1.4 shall prevent the Seller from satisfying any such Liabilities in cash between the date hereof and the Closing.

                                   ARTICLE II
                       CONSIDERATION AND MANNER OF PAYMENT

         2.1 Payment. On the Closing Date, the consideration to be delivered at the Closing by the Buyer to the Seller hereunder for all of the Shares will be:
$55,000,000 in cash, less (i) the aggregate amount of Indebtedness of the Acquired Companies (including the Indebtedness set forth on SCHEDULE 1.4(b) and
SCHEDULE 3.27) outstanding as of the Closing, less (ii) the Escrow Funds, less
(iii) the SRC Fund, plus (iv) the Estimated Cash on Hand as of the Closing, plus
(v) the Estimated Surplus, if any, less (vi) the Estimated Deficit, if any. The aggregate consideration to be delivered by the Buyer at the Closing for all of the Shares pursuant to this SECTION 2.1 is referred to herein as the "PURCHASE PRICE" and shall be subject to adjustment as set forth herein and in SECTION
2.2. The Purchase Price payable to the Seller at Closing shall be paid by wire transfer of immediately available funds to the bank account(s) specified by the Seller. The Seller shall specify such account(s) in writing at least two (2) days prior to the Closing Date.

         2.2 Purchase Price Adjustments. The Purchase Price shall be subject to adjustment (i.e., increased or decreased) on a dollar for dollar basis in accordance with the provisions of this SECTION 2.2.

                  (a) Estimated Adjustment. Within ten (10) Business Days prior to the Closing, but in no event less than two (2) Business Days prior to the Closing, the Seller shall prepare and deliver, or cause to be prepared and delivered, to the Buyer, a certificate of the chief financial officer of the Operating Company that contains his reasonable good faith best estimate of (i) the Net Working Capital of the Acquired Companies as of immediately prior to the Closing (the "ESTIMATED NET WORKING CAPITAL") and (ii) the amount of Cash on Hand of the Acquired Companies as of immediately prior to the Closing ("ESTIMATED CASH ON HAND"), which estimate shall be, in all cases, reasonably acceptable to the Buyer. In the event that the Parties cannot mutually agree on any component of Estimated Net Working Capital or Estimated Cash on Hand, the amount set forth in the "LATEST AUDITED BALANCE SHEET" shall be used for purposes of calculating such component of Estimated Net Working Capital or Estimated Cash on Hand, as applicable. As set forth in SECTION 2.1 above (and without duplication), (A) if the Estimated Net Working Capital is less than the Target Net Working Capital (such deficiency, the "ESTIMATED DEFICIT"), then the Purchase Price payable to the Seller at the Closing pursuant to SECTION 2.1 shall be reduced by the amount of such Estimated Deficit, and (B) if the Estimated Net Working Capital is greater than the Target Net Working Capital (such excess, the "ESTIMATED SURPLUS"), then the Purchase Price payable to the Seller at the Closing pursuant to SECTION 2.1 shall be increased by the amount of such Estimated Surplus.

                  (b) Closing Date Balance Sheet. As soon as practicable after the Closing Date, but no later than the sixtieth (60th) day following the Closing Date, the Buyer, at its expense, shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative Committee (i) a consolidated balance sheet of the Acquired Companies as of immediately prior to the Closing (the "CLOSING DATE BALANCE SHEET"), prepared in accordance with GAAP, applied on a basis consistent with that employed in the preparation of the Latest Audited Balance Sheet (but only to the extent consistent with GAAP), and
(ii) a schedule (the "CLOSING SCHEDULE") setting forth (A) a calculation of the Closing Date Net Working Capital, (B) the amount, if any, by which the Closing Date Net Working Capital is less than or is greater than the Estimated Net Working Capital, (C) a calculation of the Closing Date Cash on Hand, and (D) the amount, if any, by which the Closing Date Cash on Hand is less than or is greater than the Estimated Cash on Hand.

                  (c) Protest Notice. Within thirty (30) days after the Buyer's delivery of the Closing Date Balance Sheet and the Closing Schedule to the Seller Representative Committee, the Seller Representative Committee, on behalf of the Seller may deliver written notice (the "PROTEST NOTICE") to the Buyer of any objections, and the basis therefor, which the Seller may have to the Closing Date Balance Sheet and/or the Closing Schedule. The failure of the Seller Representative Committee to deliver such Protest Notice within the prescribed time period will constitute the Seller's acceptance of the Closing Date Balance Sheet and the Closing Schedule prepared and delivered by the Buyer.

                  (d) Resolution of Protest. If the Buyer and the Seller Representative Committee are unable to resolve any disagreement with respect to the Closing Date Balance Sheet and/or the Closing Schedule within twenty (20) days following the Seller Representative Committee's delivery of any Protest Notice, then either the Seller Representative Committee, on behalf of the Seller, or the Buyer may refer the items in dispute to PricewaterhouseCoopers LLP (the "ACCOUNTANTS"). Any undisputed amount due from the Seller to the Buyer or the Buyer to the Seller, as the case may be, shall be paid within five (5) Business Days after delivery of the Protest Notice as set forth in SECTION 2.2(c). Promptly, but not later than thirty (30) days after acceptance of its appointment, the Accountants will determine (based solely on presentations to the Accountants by the Seller Representative Committee and the Buyer and not by independent review) and will render a report as to the disputes and the resulting Closing Date Balance Sheet and Closing Schedule, which report will be conclusive and binding upon the Parties. In resolving any disputed item, the Accountants may not assign a value to any particular item greater than the greatest value for such item claimed by either Party or less than the lowest value for such item claimed by either Party, in each case as presented to the Accountants. The fees and expenses of the Accountants shall be borne by the Seller, on the one hand, and the Buyer, on the other hand, based upon the percentage that the amount not awarded to the Buyer or the Seller bears to the amount actually contested by such Party. Any amounts not paid when required under this SECTION 2.2 shall bear interest from the required date of payment to the date of actual payment at two percent (2%) per year in excess of Prime Rate.

                  (e) Payment of Adjustment. Within five (5) Business Days after the final determination of the Closing Date Balance Sheet and the Closing Schedule, or the failure of the Seller Representative Committee to submit a timely Protest Notice, pursuant to the provisions of this SECTION 2.2:

                           (i) Subject to SECTION 2.2(e)(v), if the Closing Date
                  Net Working Capital is less than the Estimated Net Working Capital, the Seller or the Seller Representative Committee, on behalf of the Seller, as the case may be, shall pay, or cause to be paid, to the Buyer the amount of such difference by wire transfer of immediately available funds to the bank account specified by the Buyer.

                           (ii) Subject to SECTION 2.2(e)(v), if the Closing
                  Date Net Working Capital is greater than the Estimated Net Working Capital, the Buyer shall pay to the Seller Representative Committee (for the account of the Seller) the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by the Seller Representative Committee.

                           (iii) Subject to SECTION 2.2(e)(v), if the Closing
                  Date Cash on Hand is less than the Estimated Cash on Hand, the Seller or the Seller Representative Committee, on behalf of the Seller, as the case may be, shall pay, or cause to be paid, to the Buyer the amount of such difference by wire transfer of immediately available funds to the bank account specified by the Buyer.

                           (iv) Subject to SECTION 2.2(e)(v), if the Closing
                  Date Cash on Hand is greater than the Estimated Cash on Hand, the Buyer shall pay to the Seller Representative Committee (for the account of the Seller) the amount of such difference by wire transfer of immediately available funds to the bank account(s) specified by the Seller Representative Committee.

                           (v) The cumulative net adjustment to the Purchase
                  Price pursuant to SECTIONS 2.2(e)(i) through 2.2(e)(iv), whether positive or negative, is the "FINAL ADJUSTMENT AMOUNT." If the net effect pursuant to this SECTION 2.2(e) is an increase in the Purchase Price, the Buyer shall make, or cause the Acquired Companies to make, a cash payment to the Seller Representative Committee (for the account of the Seller) of such Final Adjustment Amount. The Seller Representative Committee shall provide wire instructions to the Buyer with respect to such payment at least two (2) Business Days prior to the payment thereof. If the net effect pursuant to this SECTION 2.2(e) is a decrease in the Purchase Price, the Seller or the Seller Representative Committee, on behalf of the Seller, as the case may be, shall make, or cause to be made, a cash payment to the Buyer (or at the Buyer's direction, one of its Affiliates) in an aggregate amount equal to the Final Adjustment Amount. In the event the Seller fails to make such payment to the Buyer as provided in this SECTION 2.2(e)(v), all or any portion of the Seller's obligation to pay such amount may, at the Buyer's election, be satisfied from the Escrow Funds. The Buyer shall provide wire instructions to the Seller Representative Committee with respect to such payment at least two (2) Business Days prior to the payment thereof. Any payments under this SECTION

                  2.2(e) shall be treated as an adjustment to the Purchase Price for all purposes and no Party shall take a position inconsistent with the foregoing.

                  (f) Cooperation. For purposes of complying with the terms set forth herein, each Party will cooperate with and promptly make available to the other Party and its auditors and representatives all information, records, data and supporting papers reasonably relevant to the preparation of the Closing Date Balance Sheet and the Closing Schedule and any adjustment being disputed, and will cause the Acquired Companies to permit access to its facilities and personnel, as may be reasonably required (upon reasonable advance notice) in connection with the preparation and analysis of the Closing Date Balance Sheet and the Closing Schedule and the resolution of any disputes thereunder.

         2.3 Seller Representative Committee. For purposes of this Agreement, the "SELLER REPRESENTATIVE COMMITTEE" shall be Ari A. Chaney, Neal A. Kayes, R. Bruce Layman, Lynn Tilton and Robert Carter. By execution of that certain Seller Representative Committee Agreement, dated as of the date hereof, by and among each member of the Seller Representative Committee, the Seller and the Members set forth therein, a copy of which is attached hereto as EXHIBIT A (the "SELLER REPRESENTATIVE COMMITTEE AGREEMENT"), the Seller Representative Committee shall generally act for the Seller and on the Seller's behalf in all matters contemplated by, or connected with, this Agreement, with the same force and effect as the Seller might act in person. The Buyer shall be entitled to rely on the full power and authority of the Seller Representative Committee to act hereunder on behalf of the Seller. On or prior to the Closing Date, the Buyer shall deposit an amount in cash equal to One Hundred Thousand Dollars ($100,000) (the "SRC FUND") to an account as designated in writing by the Seller. The SRC Fund shall be used by the Seller Representative Committee for the payment of all expenses, charges and liabilities, including reasonable attorneys' fees, incurred by the Seller Representative Committee in the performance or discharge of its rights, duties and obligations under this Agreement, the Escrow Agreement and the Seller Representative Committee Agreement (the "SRC EXPENSES"). The Seller agrees to pay, and to indemnify and hold harmless, each of the Buyer Indemnified Parties from and against any Losses which they may suffer, sustain, or become subject to, as the result of any claim by any Person that an action taken by the Seller Representative Committee is not binding on, or enforceable against, the Seller. In addition, the Seller hereby releases and discharges the Buyer from and against any Liability arising out of or in connection with the Seller Representative Committee's failure to distribute any amounts received by the Seller Representative Committee on the Seller's behalf to the Seller. Upon any liquidation and dissolution of the Seller after the Closing Date, the Seller Representative Committee shall have, without any further action on the part of any Party, the right to act on behalf of the Members in all matters contemplated by, or connected with, this Agreement, with respect to any action that could be taken or right that could be exercised by the Seller prior to such liquidation and dissolution. In such event, the provisions of this SECTION 2.3 shall apply, mutatis mutandis.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         The Seller represents and warrants to the Buyer with respect to the matters specified in this ARTICLE III as follows:

         3.1 Organization and Qualification. Each of the Acquired Companies is an entity duly incorporated or organized (as applicable), validly existing and in good standing under the Laws of its jurisdiction of formation. Each of the Acquired Companies has the requisite entity power and authority to carry on its business as it is now being conducted. Each of the Acquired Companies is duly qualified to conduct business as a foreign entity and is in good standing under the Laws of the jurisdictions listed on SCHEDULE 3.1, which are all the jurisdictions where the nature of its business or the ownership or leasing of its property requires such qualification and where each such Acquired Company is incorporated or organized (as applicable).

         3.2 Authorization; Enforceability. The Seller has the requisite entity power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements to which it is a party, and to consummate the transactions contemplated by the Transaction Agreements to which it is party. The board of managers (or other governing body) of the Seller has duly approved this Agreement and all other Transaction Agreements to which it is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate, member or managerial proceedings on the part of the Seller are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Agreements to which it is party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Agreements to which the Seller is a party have been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligation of the Seller enforceable in accordance with their terms and conditions except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

         3.3 Organizational Documents. The Seller has made available to the Buyer copies of the Organizational Documents of each of the Acquired Companies, and such copies are correct and complete as of the date hereof. The minute books containing the records of meetings of the stockholders, members, board of directors and board of managers (as applicable), the stock certificate books, and the stock record books and similar organizational records of each Acquired Company which have been furnished to the Buyer are correct and complete with respect to actions or meetings of such stockholders, members, board of directors or board of managers. No Acquired Company is in default under or in violation of any provision of its Organizational Documents or the general corporate law or limited liability law of the jurisdiction of its incorporation or organization.

         3.4 Capitalization.

                  (a) The authorized, issued and outstanding capital stock, limited liability company interests or other indicia of equity ownership (the "EQUITY INTERESTS") of each Acquired Company is as set forth in SCHEDULE 3.4. The Shares of the Company are the only Equity Interests of the Company issued and outstanding. All of the issued and outstanding Equity Interests of the Acquired Companies have been duly authorized, are validly issued, fully paid and, where applicable, non-assessable and are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal or similar rights, and are owned of record and beneficially as set forth on
SCHEDULE 3.4 (and in the amounts set forth on SCHEDULE 3.4), free and clear of all options, warrants, rights, Contracts, calls, puts, rights to subscribe, conversion rights and other Liens. For purposes of the foregoing sentence, a Person will be deemed to have beneficial ownership of Equity Interests of an Acquired Company only if such Person has the right to vote or dispose of such Equity Interests. The Seller will transfer and deliver to the Buyer at the Closing valid title to the Shares free and clear of any Liens or other restriction on transfer.

                  (b) Except as set forth on SCHEDULE 3.4, the Seller does not directly or indirectly own or have any obligation or right to acquire any Equity Interests or other ownership interest in or any other security or interest in any Person. The Equity Interests listed as owned on SCHEDULE 3.4 constitute, directly or indirectly, 100% of the Equity Interests in the Acquired Companies. There are no voting trusts, proxies or any other agreements or understandings with respect to the voting or transfer of the Equity Interests of any Acquired Company other than obligations to transfer the Shares pursuant to this Agreement.

                  (c) The Members own all of issued and outstanding Equity Interests of the Seller.

         3.5 Limited Operations. The Company is a holding company, the only asset of which is the capital stock of the Operating Company. Except for holding such capital stock of the Operating Company, the Company has never conducted any business operations, owned any other assets, or had any employees.

         3.6 Options. Except as set forth on SCHEDULE 3.6, there are no outstanding options, rights (preemptive or otherwise), warrants, calls, convertible securities or commitments or any other arrangements to which the Seller or any of the Acquired Companies are a party or which are binding upon the Seller or any Acquired Company requiring the issuance, sale, transfer or acquisition of any Equity Interests of such entities, or any securities convertible directly or indirectly into Equity Interests of such entities, or evidencing the right to subscribe for any Equity Interests of any of the Acquired Companies, or giving any Person (other than the Buyer) any rights with respect to any Equity Interests of any of the Acquired Companies. Except as set forth on SCHEDULE 3.6, there are no outstanding or authorized stock appreciation, phantom stock, profits interests, economic interests, or similar rights with respect to any Acquired Company.

         3.7 Financial Statements. SCHEDULE 3.7 attached hereto contains complete and correct copies of: (a) the audited consolidated balance sheets of the Acquired Companies as at January 31, 2003, 2004 and 2005 (such balance sheet as at January 31, 2005, the "LATEST AUDITED BALANCE SHEET"), and the related audited consolidated statements of income, changes in stockholders' equity and cash flows of the Company for the fiscal years ended January 31, 2003, January 31, 2004 and January 31, 2005 (collectively, the "AUDITED FINANCIAL STATEMENTS"); and (b) (i) the unaudited consolidated balance sheet of the Acquired Companies as at March 31, 2005 (the "LATEST BALANCE SHEET") and the related unaudited consolidated statement of income, changes in stockholders' equity and cash flows of the Company the two (2) month fiscal period then ended and (ii) the unaudited consolidated balance sheet of the Acquired Companies as at

April 30, 2005 and the related unaudited consolidated statement of income, changes in stockholders' equity and cash flows of the Company the three (3) month fiscal period then ended (the financial statements described in clauses
(b)(i) and (b)(ii) are collectively referred to as the "UNAUDITED FINANCIAL STATEMENTS"). The Audited Financial Statements and the Unaudited Financial Statements are herein sometimes referred to as the "FINANCIAL STATEMENTS." Each of the Financial Statements is consistent with the books and records of the Acquired Companies (which, in turn, are accurate and complete) and fairly presents the financial condition of the Acquired Companies as of its respective date, and the results of operations of the Acquired Companies, for the periods related thereto, in each case in accordance with GAAP consistently applied among the periods which are the subject of the Financial Statements, except in the case of the Unaudited Financial Statements for the absence of footnote disclosure and year-end adjustments (none of which are or will be inconsistent with past practice or material, individually or in the aggregate) and except as set forth on SCHEDULE 3.7 attached hereto.

         3.8 Taxes. Except as set forth on SCHEDULE 3.8:

                  (a) The Acquired Companies have timely filed (with due regard to all timely filed extensions), all Federal income and other material Tax Returns required to be filed by them through the date hereof. Such Tax Returns are correct and complete in all material respects. The Acquired Companies have timely paid and discharged all Taxes whether or not required to be reflected on any Tax Returns. The Taxes of the Acquired Companies accrued but not yet due do not exceed the amount reserved therefor on the face of the Latest Audited Balance Sheet (rather than on any notes thereto), as such reserve has been adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Acquired Companies. The Acquired Companies have withheld, collected and paid over to the appropriate Governmental Authorities or is properly holding for such payment all Taxes required by Law to be withheld or collected.

                  (b) None of the Acquired Companies is the beneficiary of any extension of time within which to file any Tax Return.

                  (c) There is no suit, proceeding, investigation, audit, claim or assessment pending or, to the Seller's Knowledge, proposed with respect to any Liability for Tax, or with respect to any Tax Return of any of the Acquired Companies, and none of the Acquired Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

                  (d) None of the Acquired Companies is a party to any Tax allocation or sharing agreement.

                  (e) None of the Acquired Companies is or was a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of state, local, or foreign Law) filing a consolidated Federal income Tax Return or has any Liability for the Taxes of any Person (other than any of the Acquired Companies) under Treasury Regulation Section 1.1502-6 or any analogous or similar provision of Law.

                  (f) No claim has ever been made by a taxing authority in a jurisdiction where any of the Acquired Companies does not file Tax Returns that such Acquired Company is or may be subject to Taxes assessed by such jurisdiction.

                  (g) None of the Acquired Companies has made any payments, or is or shall become obligated (under any contract entered into on or before the Closing Date) to make any payments, that shall be non-deductible under Section 280G of the Code (or any corresponding provision of state, local or foreign income Tax law).

                  (h) None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (1) a change in method of accounting made prior to the Closing, (2) any "closing agreement," as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law) entered into prior to the Closing, (3) any installment sale or open transaction disposition made prior to the Closing, or (4) any prepaid amount received prior to the Closing.

                  (i) None of the Acquired Companies has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code.

         3.9 Material Contracts. Except as listed or described on SCHEDULE 3.9, none of the Acquired Companies is a party to or bound by any Contract of a type described below (such Contracts that are required to be listed on SCHEDULE 3.9, are herein referred to as the "MATERIAL CONTRACTS"):

                  (a) any consulting agreement, management agreement, advisory agreement or employment agreement that provides for annual compensation or payments exceeding $50,000 per year and which cannot be terminated by the Acquired Companies without penalty or cost on notice of thirty (30) days or less, any severance agreements, retention agreements or change-of-control agreements, and any collective bargaining arrangement or Contract with any labor union and any such agreements currently in negotiation or proposed;

                  (b) any bonus, commission, pension, profit sharing, retirement or any other form of deferred compensation or incentive plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice;

                  (c) any Contract for capital expenditures or the acquisition of fixed assets in excess of $100,000 in the aggregate pursuant to that Contract or one or more Contracts with the same Person or its Affiliates that are intended to be a part of the same transaction;

                  (d) any Contract or group of related Contracts for the purchase, maintenance or acquisition, or the sale or furnishing of materials, supplies, merchandise, machinery, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $50,000, other than for the purchase or sale of inventory in the ordinary course of business, which calls for performance over a period of more than six (6) months;

                  (e) any Contract relating to Indebtedness, or the guaranty of another Person's Indebtedness or other obligation, including, without limitation, all notes, mortgages, indentures and other obligations, guarantees of performance, agreements and instruments for or relating to any Indebtedness;

                  (f) any leases, subleases and other material Contracts pertaining to any of the Real Property;

                  (g) any Contract granting any Person a Lien on all or any part of the assets of the Acquired Companies;

                  (h) any Contract under which any of the Acquired Companies have granted or received a License or under which it is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $50,000, other than Licenses for commercially available prepackaged software;

                  (i) any Contract that restricts the right of any Acquired Company to engage in any line of business, to compete with any Person or to sell any product or provide any service;

                  (j) any Contract relating to ownership of or investments in any business or enterprise (including minority investments) or any Contract relating to the acquisition or sale of its business (or any material portion or assets thereof); or

                  (k) any joint venture or partnership Contract.

         The Seller has made available to the Buyer a correct and complete copy of each written Material Contract and a true and correct description of all material terms of each oral Material Contract. Except as set forth on SCHEDULE 3.9, (i) each Material Contract required to be disclosed on SCHEDULE 3.9 is in full force and effect, represents a legal, valid and binding obligation of the applicable Acquired Company and, to Seller's Knowledge, each of the other parties thereto, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors' rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity),
(ii) no Material Contract required to be disclosed on SCHEDULE 3.9 has been breached (except for those breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty) or canceled by any Acquired Company or, to Seller's Knowledge, any other party, and (iii) each Acquired Company has performed in all material respects all the obligations required to be performed by it in connection with the Material Contracts required to be disclosed on
SCHEDULE 3.9 and is not in default under or in breach of any such Material Contract (except for those defaults that have not resulted in and which will not result in, either individually or, in the case of a series of related defaults, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty), and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder (other than those defaults and breaches which would not result in, either individually or, in the case of a series of related breaches or defaults, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty).

         3.10 Real Property.

                  (a) SCHEDULE 3.10 sets forth a list of all real estate in which the Acquired Companies have an ownership interest (such real estate owned by the Acquired Companies is herein referred to as the "OWNED PROPERTY") and all real property leased by the Acquired Companies or in which the Acquired Companies otherwise have a leasehold interest (such real property leased by the Acquired Companies is herein referred to as the "LEASED PROPERTY"). The Owned Property and the Leased Property are collectively referred to herein as "REAL PROPERTY."

                  (b) With respect to the Owned Property: (A) the Acquired Companies have indefeasible fee simple title to such Owned Property, free and clear of all Liens, except Permitted Liens, (B) except as set forth in SCHEDULE 3.10, the Acquired Companies have not leased or otherwise granted to any Person the right to use or occupy such Owned Property or any portion thereof; (C) other than the right of the Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Property or any portion thereof or interest therein. None of the Acquired Companies is a party to any agreement or option to purchase any real property or interest therein.

                  (c) SCHEDULE 3.10 sets forth the address of each Leased Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such Leased Property (including the date and name of the parties to such Lease document). The Acquired Companies have delivered to the Buyer a true and complete copy of each such Lease, and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in SCHEDULE 3.10, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Acquired Companies' possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed, and to the Seller's Knowledge, there are no disputes with respect to such Lease; (iii) none of the Acquired Companies or any other party to the Lease is in breach or default under such Lease (other than those defaults and breaches that have not resulted in and which will not result in, either individually or, in the case of a series of related breaches or defaults, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty), and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full;
(v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in the Acquired Companies; (vi) the Acquired Companies have not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof; and (vii) the Acquired Companies have not collaterally assigned or granted any other security interest in such Lease or any interest therein.

         3.11 Personal Property. Except as set forth on SCHEDULE 3.11 or inventory disposed of in the ordinary course of business, the Acquired Companies have good and marketable title to (or a valid leasehold interest in) all items of tangible personal property and assets having a value of not less than $19,166 and reflected on the Financial Statements as owned or leased by the Acquired Companies or acquired thereafter or used by the Acquired Companies, free and clear of any Liens, other than Permitted Liens. The assets and properties (whether real or personal, tangible or intangible) owned or leased by the Acquired Companies constitute all of the assets and properties necessary to operate the business of the Acquired Companies as currently conducted and such assets and properties are in good condition and repair (normal wear and tear excepted).

         3.12 Litigation. Except as set forth on SCHEDULE 3.12, during the previous twenty-four (24) month period there have not been any actions, proceedings, investigations, judgments, grievances, arbitrations, suits, claims or orders pending or, to the Seller's Knowledge, threatened, against the Acquired Companies, or pending or threatened by any Acquired Company against any third Person, at law or at equity, nor is any of the Acquired Companies currently subject to any judgment, order or decree of any court or Governmental Authority, except in each case for those actions, proceedings, investigations, judgments, suits, claims, decrees and orders that have not resulted in and which will not result in, either individually or, in the case of a series of related actions, proceedings, investigations, judgments, suits, claims, decrees or orders, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty. The Acquired Companies are fully insured with respect to each of the matters set forth on SCHEDULE 3.12.

         3.13 Compliance with Applicable Laws. Except as set forth on SCHEDULE
3.13 and except where any such violation or failure to comply has not resulted in and will not result in, either individually or, in the case of a series of related violations or failures to comply, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, each of the Acquired Companies (and each of the respective officers, directors, agents and employees) has complied and is in compliance with all Laws applicable to it or to the operation of the Business.

         3.14 Intellectual Property.

                  (a) SCHEDULE 3.14 sets forth a list of all (i) trademark and service mark registrations and pending registration applications, trade names, and company names, (ii) patents and pending patent applications, (iii) copyright registrations and registration applications, and (iv) computer software (other than commercially available prepackaged computer software generally available to the public pursuant to non-exclusive end-user licenses), that are necessary to the conduct of the Business as currently conducted by the Acquired Companies and are owned or used pursuant to a valid license by one or more of the Acquired Companies (collectively, the "REGISTERED INTELLECTUAL PROPERTY"). SCHEDULE 3.14 additionally sets forth a list of all material license agreements with respect to any of the Registered Intellectual Property to which any of the Acquired Companies is a party, whether as licensee, licensor or otherwise (other than non-exclusive end-user licenses for commercially available prepackaged computer software generally available to the public) (the "INTELLECTUAL PROPERTY Licenses"). Each of the Acquired Companies owns and possesses all right, title and interest in and to or has a valid and enforceable right to use pursuant to a written license agreement, the Registered Intellectual Property required to be listed on SCHEDULE 3.14 and all other intellectual property rights necessary to the conduct of the Business as currently conducted by the Acquired Companies.

                  (b) Except as set forth on SCHEDULE 3.14, (i) the conduct of the Business as currently conducted has not infringed or misappropriated and is not now infringing or misappropriating the intellectual property rights of any third parties; (ii) there is no claim pending or, to the Seller's Knowledge, threatened, against any of the Acquired Companies with respect to the alleged infringement or misappropriation by the Acquired Companies of any intellectual property rights of others; and (iii) to the Seller's Knowledge, no third party is infringing or misappropriating the Intellectual Property, and no claim against a third party with respect to the alleged infringement or misappropriation of the Intellectual Property is currently pending or threatened.

         3.15 Bank Accounts; Officers and Directors. SCHEDULE 3.15 includes a list of each bank in which any of the Acquired Companies has an account, lock box or safe deposit box and the number of each such account or box (and each authorized signatory with respect thereto). SCHEDULE 3.15 lists all of the officers and directors of each of the Acquired Companies.

         3.16 No Violation. Except as set forth on SCHEDULE 3.16, neither the execution and delivery of this Agreement or any other Transaction Agreement by the Seller or any Acquired Company, nor the performance by the Seller or any Acquired Company of the transactions contemplated hereby or thereby does or will
(a) constitute a default or violation under the Organizational Documents of the Seller or any Acquired Company, (b) result in a breach of or default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Contract, License, agreement, lease or other instrument or obligation to which the Seller or any Acquired Company is a party or bound or affected, or (c) result in the creation of any Lien or conflict with or violate any Laws, judgments, orders or decrees applicable to the Seller or any Acquired Company or by which any of its respective properties or assets is bound, except, with respect to clauses (b) and (c), for those defaults and breaches which will not result in, either individually or, in the case of a series of related defaults or breaches, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty.

         3.17 Conduct of Business; Absence of Certain Changes. Except as set forth on SCHEDULE 3.17, since the date of the Latest Audited Balance Sheet, the Acquired Companies have conducted the business in the ordinary course consistent with past practices. Without limitation of the generality of the foregoing, and except as set forth on SCHEDULE 3.17 or as expressly required by this Agreement, since the date of the Latest Audited Balance Sheet, there has not been any:

                  (a) any Material Adverse Effect or incident of damage, destruction or loss of any property owned by the Acquired Companies or used in the operation of the Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $19,166 in the aggregate;

                  (b) voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind by any of the Acquired Companies of any right, power, claim, debt, asset or property (having a replacement cost or fair market value in excess of $19,166 in the aggregate), except the sale of inventory and product the ordinary course of business consistent with past custom and practices to unaffiliated third Persons on an arm's length basis;

                  (c) loan, guarantee or advance by any of the Acquired Companies to any Person, other than advances to employees for business expenses to be incurred in the ordinary course of business consistent with past practice or sales to customers on credit in the ordinary course of business consistent with past practice;

                  (d) declaration, setting aside, or payment of any dividend or other distribution in respect of any of the Acquired Companies' Equity Interests or any direct or indirect redemption, purchase, or other acquisition of such Equity Interests, or the payment of principal or interest on any note, bond, debt instrument or debt to any Affiliate of the Acquired Companies (including any Member);

                  (e) issuance by the Acquired Companies of any notes, bonds, or other debt securities or any Equity Interests or securities convertible into or exchangeable for any Equity Interests or any profits interests, economic interests or similar rights;

                  (f) borrowing of any amount or incurrence or becoming subject to any Liens, Indebtedness or other Liabilities, except Current Liabilities incurred in the ordinary course of business and not constituting Indebtedness;

                  (g) cancellation, waiver or release by the Acquired Companies of any material debts, rights or claims, whether or not in the ordinary course of business consistent with past practices;

                  (h) change in accounting principles, methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) utilized by the Acquired Companies or any change in the cash management customs and practices of the Acquired Companies (including, without limitation, with respect to maintenance of working capital balances and inventory levels, collection of accounts receivable and payment of accounts payable);

                  (i) capital expenditures or commitments therefor by the Acquired Companies in excess of $100,000 in the aggregate;

                  (j) adoption, amendment or termination of any Employee Plan or increase in the benefits provided under any Employee Plan, or granting, promise or payment of any bonus, severance, incentive or profit sharing payments except as required by applicable Law;

                  (k) sale, assignment, transfer or license of any rights under or with respect to any Intellectual Property;

                  (l) settlement or compromise of any litigation involving the payment of, or an agreement to pay over time, or the receipt of, in cash, notes or other property, in the aggregate, an amount exceeding $100,000 or the institution or settlement of any claim or lawsuit involving equitable or injunctive or other non-monetary relief;

                  (m) increase of $20,000 or more in any manner of compensation of any employee of any Acquired Company earning $100,000 or more per year;

                  (n) other change in the employment terms for any employees of the Acquired Companies outside of the ordinary course of business;

                  (o) discharging or satisfaction of any Lien or payment of any Lien, other than Current Liabilities paid in the ordinary course of business, or prepayment of any amount of Indebtedness;

                  (p) acquisition of any other business or Person (or any significant portion or division thereof), whether by merger, consolidation or reorganization or by purchase of its assets or stock or acquisition of any other material assets; or

                  (q) entering into, amendment or termination of any Organizational Document, Material Contract or Intellectual Property License.

         3.18 Insurance Policies. SCHEDULE 3.18 lists and briefly describes each insurance policy maintained by or on behalf of each Acquired Company, including without limitation, general liability policies, product liability, comprehensive general liability and umbrella insurance policies (the "INSURANCE POLICIES"), together with descriptions of "self-insurance" programs. All Insurance Policies are in full force and effect (and will be in full force and effect as of the Closing) and all premiums due under such Insurance Policies have been paid, and neither the Seller nor any Acquired Company is or ever has been in material default with respect to its Liabilities under any such insurance policies. The Seller has made available to the Buyer correct and complete copies of all Insurance Policies. SCHEDULE 3.18 lists each claim made under an Insurance Policy at any time during the five (5) year period prior to the date hereof. None of the Acquired Companies has received written notice under any Insurance Policy denying or disputing any claim (or coverage with respect thereto) made by an Acquired Company or regarding the termination, cancellation or material amendment of, or material premium increase with respect to, any Insurance Policy, in each case, at any time during the five (5) year period prior to the date hereof. The reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated Liabilities with respect to the any "self-insurance" programs maintained by or on behalf of any Acquired Company.

         3.19 Licenses and Permits. SCHEDULE 3.19 sets forth a list of all licenses, sublicenses, permits (including, without limitation, construction and operation permits and environmental permits), franchises, certificates, approvals, exemptions, classifications and registrations (collectively, the "LICENSES") held by the Acquired Companies or otherwise used by the Acquired Companies in the conduct of the Business and issued by, or submitted by any of the Acquired Companies to, any Governmental Authority or other Person, that are necessary to the conduct of the Business as currently conducted by the Acquired Companies. Each of the

Acquired Companies owns or possesses all right, title and interest in and to all of the Licenses which are necessary to enable the Acquired Companies to carry on the Business as presently conducted by it, except where the failure of the Acquired Companies to hold any such License(s) would not result in, either individually or, in the case of a series of related failures, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty. Each Acquired Company is in compliance with the terms and conditions of such License, except to the extent such failure to be in compliance has resulted in or could result in, either individually or, in the case of a series of related failures, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty). No loss or expiration of any License is pending or, to the Seller's Knowledge, threatened or reasonably foreseeable (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof, which terms do not expire as a result of the consummation of the transactions contemplated hereby.

         3.20 Employee Benefit Plans.

                  (a) SCHEDULE 3.20 lists: (i) each "employee welfare benefit plan," as defined in Section 3(1) of ERISA, including, but not limited to, any medical plan, life insurance plan, short-term or long-term disability plan or dental plan; (ii) each "employee pension benefit plan," as defined in Section 3(2) of ERISA, including, but not limited to, any excess benefit plan, top hat plan or deferred compensation plan or arrangement, nonqualified retirement plan or arrangement, qualified defined contribution or defined benefit arrangement; and (iii) each other bonus or incentive plan, stock option, restricted stock, stock bonus, vacation pay, bonus program, service award, moving expense, deferred compensation plan, salary reduction agreement, change-of-control agreement, employment agreement, consulting agreement, or material benefit plan, policy, program, arrangement or agreement which in all cases, is sponsored, contributed to or maintained by the Acquired Companies or with respect to which the Acquired Companies have any Liability or obligation. Each employee benefit plan, program or arrangement listed on SCHEDULE 3.20 relating to current or former employees, officers or directors of the Acquired Companies located in the United States shall be hereinafter referred to as a "U.S. EMPLOYEE PLAN," and each employee benefit plan, program or arrangement listed on SCHEDULE 3.20 relating to current or former employees, officers or directors of the Acquired Companies located outside of the United States shall be hereinafter referred to as a "FOREIGN PLAN." Each Foreign Plan shall be designated as such on SCHEDULE 3.20.

                  (b) The Seller has made available to the Buyer: (i) a correct and complete copy of each written Employee Plan and summary plan description as in effect on the date hereof; (ii) a copy of each trust agreement, insurance contract and other funding vehicle with respect to each such Employee Plan;
(iii) a copy of the most recently received determination letter, if any, and any and all currently effective rulings or notices issued by a Governmental Authority, with respect to each such Employee Plan; and (iv) a copy of the Form 5500 Annual Report, if any, for the most recent plan year for each such Employee Plan.

                  (c) Except as set forth on SCHEDULE 3.20, each U.S. Employee Plan (and each related trust, insurance contract and fund) (i) has been operated, maintained, funded and administered in compliance with its terms (except as otherwise required by Law), except to the extent such failure to comply has not resulted in and will not result in, either individually or, in the case of a series of related failures, in the aggregate, a Liability to the Acquired Companies in excess of $19,166, or an award of non-monetary relief or penalty, and (ii) complies in form and operation with all applicable requirements of ERISA, the Code, other applicable laws, any applicable collective bargaining agreements, and with any applicable reporting and disclosure requirements, including but not limited to the requirement of
Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code except to the extent such failure to comply has not resulted in and will not result in, either individually or, in the case of a series of related failures, in the aggregate, a Liability to the Acquired Companies in excess of $19,166, or an award of non-monetary relief or penalty. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such determination that could reasonably be expected to adversely affect the qualified status of any U.S. Employee Plan. All such U.S. Employee Plans have been timely, and in good faith, amended for the requirements of the Tax legislation commonly known as "GUST" and "EGTRRA" and have been submitted to the Internal Revenue Service for a favorable determination letter on the GUST requirements within the remedial amendment period prescribed by GUST and the guidance issued by the Internal Revenue Service.

                  (d) Except as set forth on SCHEDULE 3.20, neither of the Acquired Companies nor any Plan Affiliate maintains, contributes to, is required to contribute to, has any actual or contingent Liability (including withdrawal liability as defined in Section 4201 of ERISA) under or with respect to any employee benefit plan, program or arrangement which (i) is a "multiemployer plan" as defined in Section 4001 of ERISA, (ii) is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, (iii) is a "multiple employer plan" within the meaning of Code Section 413(c), (iv) is a "multiple employer welfare arrangement" within the meaning of Section 3(40) of ERISA, (v) is subject to the funding requirements of Section 412 of the Code or Title IV of ERISA, or (vi) provides for post-retirement medical, life insurance or other welfare-type benefits for current, future, retired or terminated directors, officers or employees of the Acquired Companies or any other Person (other than as required by Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code or under a similar state law ("COBRA")). No asset of the Acquired Companies is subject to any Lien arising under ERISA or Section 412 of the Code.

                  (e) Except as has not resulted in and will not result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Code Section 4975, with respect to any U.S. Employee Plan or any employee benefit plan, program, or arrangement of any kind maintained by a Plan Affiliate. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any U.S. Employee Plan. Except as has not resulted in and will not result in, either individually or, in the case of a series of related breaches or failures, in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, no action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any U.S. Employee Plan (other than routine claims for benefits) is pending or, to the Seller's Knowledge, threatened. The Seller and the directors and officers (and employees with responsibility for employee benefits matters) of the Acquired Companies have no knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

                  (f) Except as has not resulted in and will not result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, the Acquired Companies have, for purposes of each relevant Employee Plan, correctly classified those individuals performing services for the Acquired Companies as common law employees, leased employees, independent contractors or agents of the Acquired Companies.

                  (g) The Acquired Companies have not, since October 3, 2004,
(A) granted to any Person an interest in a nonqualified deferred compensation plan (as defined in Code Section 409A(d)(1)) which interest has been or, upon the lapse of a substantial risk of forfeiture with respect to such interest, will be subject to the tax imposed by Code Sections 409A(a)(1)(B) or (b)(4)(A), or (B) modified the terms of any nonqualified deferred compensation plan in a manner that could cause an interest previously granted under such plan to become subject to the tax imposed by Code Sections 409A(a)(1)(B) or (b)(4).

                  (h) Except as has not resulted in and will not result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, all required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the Code with respect to each U.S. Employee Plan. The requirements of COBRA have been met with respect to each U.S. Employee Plan and any employee benefit plan, program, or arrangement maintained by a Plan Affiliate that is an "employee welfare benefit plan" subject to COBRA.

                  (i) Except as has not resulted in and will not result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, all contributions and premium payments (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code to each U.S. Employee Plan and all contributions and premium payments for any period ending on or before the Closing Date that are not yet due have been made to each U.S. Employee Plan or accrued in accordance with the past custom and practice of the Acquired Companies.

                  (j) Except as has not resulted in and will not result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, each Foreign Plan has been maintained, funded and administered in compliance with its terms, applicable collective bargaining agreements, and the requirements of applicable laws. Except as has not resulted in and will not result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or an award of non-monetary relief or penalty, no Foreign Plan has any unfunded or underfunded Liabilities.

         3.21 Environmental, Health and Safety Matters. Except as set forth in
SCHEDULE 3.21:

                  (a) (i) No Hazardous Materials are present on, in or under the Real Property, other than in compliance with Environmental, Health and Safety Requirements and as would not result in Liability of any of the Acquired Companies pursuant to any Environmental, Health and Safety Requirement, and (ii) no release, spill or discharge of any Hazardous Material have occurred on, in or under the Real Properties or at any other location which would require reporting, investigation or remediation by the Acquired Companies or would give rise to any Liabilities or investigatory, remedial or corrective obligations under any Environmental, Health and Safety Requirement.

                  (b) The Acquired Companies are and have been during the five year period preceding the date of this Agreement in compliance with all Environmental, Health and Safety Requirements.

                  (c) The Acquired Companies have not received any notice of violation or notice of any Liability or to the Seller's Knowledge are the subject of any investigation or inquiry arising under Environmental, Health and Safety Requirements, including any investigatory, remedial or corrective obligation, relating to the Acquired Companies or the Real Property.

                  (d) None of the following exists at any of the Real Property:
(i) underground storage tanks; (ii) groundwater monitoring wells; or (iii) landfills, surface impoundments, or disposal areas.

                  (e) None of the Acquired Companies nor any of their respective predecessors or Affiliates have treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released, or exposed any person to, any substance, including without limitation any Hazardous Materials, or owned or operated any property or facility (and no property or facility owned or operated by any of the Acquired Companies is contaminated by any Hazardous Materials) so as to give rise to any current or future Liabilities of any of the Acquired Companies pursuant to any Environmental, Health and Safety Requirements.

                  (f) The Acquired Companies have not assumed, undertaken, or otherwise become subject to any Liability, including without limitation any obligation for investigatory, corrective or remedial action, of any other person relating to Environmental, Health and Safety Requirements.

                  (g) The Acquired Companies have not manufactured, sold, marketed, installed or distributed products or items containing asbestos, have no Liability (contingent or otherwise) with respect to the presence or alleged presence of asbestos or asbestos-containing in any product or item or at or upon any property or facility.

                  (h) The Seller has furnished to the Buyer all environmental audits, reports and other material environmental documents relating to the Acquired Companies' past or current properties, facilities or operations which are in the Seller's possession or under the Seller's reasonable control.

         3.22 Labor Matters. No current officer or management-level employee of any of the Acquired Companies has provided written notice of termination of employment with any of the

Acquired Companies, and to Seller's Knowledge, no such officer or employee has any plans to terminate his or her employment relationship with the Acquired Companies. Except as set forth on SCHEDULE 3.22, there is no, and within the three (3) year period prior to the date hereof, none of the Acquired Companies has experienced any, strike, labor dispute, allegation, charge, grievance or complaint of unfair labor practice, employment discrimination that has resulted in or could result in, either individually or in the aggregate, a Liability to the Acquired Companies in excess of $19,166 or a material award of non-monetary relief or penalty or, to the Seller's Knowledge, union organizational activity; nor, to the Seller's Knowledge, is any such action threatened against any of the Acquired Companies. None of the Acquired Companies is a party to or bound by any collective bargaining agreement and, to the Seller's Knowledge, there is no organizational effort presently being made on behalf of any labor union with respect to the Business. Except as set forth on SCHEDULE 3.22, within the past three (3) years, no Acquired Company has implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law.

         3.23 Customers and Suppliers. SCHEDULE 3.23 sets forth a list of the Acquired Companies' top ten (10) customers and suppliers (determined by the amount of total purchases or sales, as applicable, during the twelve months ended as of January 31, 2004 and January 31, 2005). In the last twelve (12) months, no customer or supplier listed on SCHEDULE 3.23 has canceled or otherwise terminated its relationship or, to the Seller's Knowledge, taken any action (or omitted to take any action as required under the terms of a contract) that is reasonably likely to have a material adverse effect on its relationship with any of the Acquired Companies, or threatened in writing to do any of the foregoing. Except as set forth on SCHEDULE 3.23, none of the Acquired Companies has received a written notice that any such customer or supplier listed on
SCHEDULE 3.23 intends to cancel or otherwise materially modify its relationship with any of the Acquired Companies. To the Seller's Knowledge, except as set forth on SCHEDULE 3.23, none of the Acquired Companies has been notified, whether in writing or orally, at any time during the past twelve (12) months that any of the customers listed on SCHEDULE 3.23 intends to materially reduce the aggregate volume of products it purchases from the Acquired Companies or cancel or otherwise terminate its relationship with the Acquired Companies. The Seller has no knowledge (which includes the knowledge of Ari A. Chaney and Robert L. Carter) of any reason that the email attached hereto as EXHIBIT B from Mike Ioerger of Caterpillar, Inc. does not reflect the intent of Caterpillar, Inc. with respect to Caterpillar's purchase of engine harnesses from the Acquired Companies.

         3.24 Governmental Approvals and Filings. Except as required by the HSR Act, no Consent or filing with or notice to any Governmental Authority is required to be obtained or delivered by the Seller or any Acquired Company in connection with the execution, delivery and performance by any of them of this Agreement and the other Transaction Agreements to which any of them is a party.

         3.25 Brokers. Except as set forth on SCHEDULE 3.25, no broker, finder or agent is entitled to, and no Acquired Company has or will have any Liability for, any brokerage fees, finder's fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of the Acquired Companies.

         3.26 Transactions with Affiliates. Except as set forth on SCHEDULE 3.26 and except for normal advances to employees consistent with past practices and payment of compensation for employment to employees consistent with past practices, no Acquired Company has purchased, acquired or leased any property or services from, or sold, transferred or leased any property or services to, or loaned or advanced money to, or borrowed any money from or entered into or been subject to any management, consulting or Contract or other transaction with, the Seller, any Member or any employee, officer, director, shareholder or other Affiliate of any Acquired Company or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest (collectively, the "INSIDERS").

         3.27 Indebtedness. SCHEDULE 3.27 is a correct and complete list of the Acquired Companies' outstanding Indebtedness as of the date hereof.

         3.28 Undisclosed Liabilities. No Acquired Company has any Liability except (a) Liabilities under the Material Contracts set forth in SCHEDULE 3.9 or the Intellectual Property Licenses set forth in SCHEDULE 3.14 or under Contracts which are not required to be disclosed thereon, (b) Liabilities reflected on the face of the Latest Balance Sheet, (c) Liabilities that are included as "Current Liabilities" in the Closing Date Net Working Capital and (d) Liabilities disclosed on SCHEDULE 3.28 or any other Schedule attached hereto, in each case, none of which is a Liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental Liability.

         3.29 Inventory. All Inventory of the Acquired Companies as of the date hereof and as of the Closing Date, whether or not reflected on the Financial Statements or the accounting records of the Company, consists of a quantity and quality useable and saleable in the ordinary course of business consistent with past customs and practice without discount, subject to any applicable reserves therefor reflected on the Latest Balance Sheet.

         3.30 Accounts Receivable. All accounts receivable of the Acquired Companies as of the date hereof and as of the Closing Date that are reflected on the Latest Balance Sheet or on the accounting records of the Acquired Companies represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past customs and practice subject to no setoffs or counterclaims, net of the reserves for bad debts reflected in the Latest Balance Sheet.

         3.31 Product Warranty; Product Liability.

                  (a) All products and goods developed, sold, licensed or delivered by the Acquired Companies and all services rendered by the Acquired Companies in the five (5) year period prior to the date hereof have been in conformity with all applicable contractual commitments, other than to the extent otherwise waived or cured, and all applicable express and implied warranties and there are no Liabilities of the Acquired Companies with respect thereto except for any Liability to the extent (i) the Acquired Companies are insured for Losses relating to such Liability under insurance policies maintained by or for the benefit of by the Acquired Companies, (ii) specifically reserved for on a dollar-for-dollar basis on the Closing Date Balance Sheet, or (iii) the Acquired Companies would have been insured for Losses relating to such Liability under the insurance policies maintained by or for the benefit of the Acquired

Companies as of the Closing Date. With respect to products developed, sold, licensed or delivered by the Acquired Companies and services rendered by the Acquired Companies, the Acquired Companies have not given any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such sale, license or service. The Acquired Companies have not been notified of any claims for (and to the Sellers' Knowledge, no claims have been threatened for) any extraordinary product returns, extraordinary warranty obligations or product services relating to any of its products or services.

                  (b) Except as set forth on SCHEDULE 3.31, since January 1, 2000 there have been no product recalls, withdrawals or seizures with respect to any products developed, sold, licensed or delivered by the Acquired Companies or with respect to any services rendered by the Acquired Companies.

                  (c) The Acquired Companies have no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product that has been manufactured, sold, leased, or delivered by the Acquired Companies prior to the Closing Date, except for any Liability to the extent (i) the Acquired Companies are fully insured for Losses relating to such Liability under insurance policies maintained by or for the benefit of the Acquired Companies, or (ii) the Acquired Companies would have been insured for Losses relating to such Liability under the insurance policies maintained by or for the benefit of the Acquired Companies as of the Closing Date.

         3.32 Closing Date. All of the representations and warranties of the Seller contained in this ARTICLE III and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to the Buyer are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that the Seller or the Seller Representative Committee, on behalf of the Seller, has advised the Buyer otherwise in writing prior to the Closing.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer hereby represents and warrants to the Seller as follows:

         4.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

         4.2 Authorization; Enforceability. The Buyer has the requisite entity power and authority to execute and deliver the Transaction Agreements to which it is a party, to perform its obligations under the Transaction Agreements to which it is a party, and to the consummate transactions contemplated by the Transaction Agreements to which it is a party. The board of directors of the Buyer has duly approved this Agreement and all other Transaction Agreements to which the Buyer is a party and has duly authorized the execution and delivery of this Agreement and all other Transaction Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. No other corporate or stockholder proceedings on the part of the Buyer are necessary to approve and authorize the execution and delivery of this Agreement or the other Transaction Agreements to which the Buyer is party and the consummation of the transactions contemplated hereby and thereby. This Agreement and all other Transaction Agreements to which the Buyer is a party have been duly executed and delivered by the Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, will constitute, upon such execution and delivery in each case thereof, legal, valid and binding obligations of the Buyer, enforceable in accordance with their terms and conditions, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity).

         4.3 No Violation. Except as set forth on SCHEDULE 4.3, neither the execution and delivery of this Agreement or any other Transaction Agreement by the Buyer, nor the performance by the Buyer of the transactions contemplated hereby or thereby does or will (a) constitute a default or violation under the Organizational Documents of the Buyer, or (b) to the Buyer's knowledge, result in a breach of or default, give rise to any right of termination, cancellation or acceleration, or require any Consent under any of the terms, conditions or provisions of any Contract, License, agreement, lease or other instrument or obligation to which the Buyer is a party or bound or affected, or (c) conflict with or violate any Laws, judgments, orders or decrees applicable to the Buyer or by which any of its properties or assets is bound, except, with respect to clauses (b) and (c), for those defaults and breaches which could not result in, either individually or, in the case of a series of related defaults or breaches, in the aggregate, a Liability to the Buyer in excess of $19,166.

         4.4 Investment Representation. The Buyer is purchasing the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any Federal or state securities Laws. The Buyer is an "accredited investor" as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. The Buyer acknowledges that the Shares have not been registered under the Securities Act or the Exchange Act or any state or foreign securities Laws and that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such sale, transfer, offer, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and are registered under any applicable state or foreign securities Laws or pursuant to an exemption from registration under the Securities Act or the Exchange Act and any applicable state or foreign securities Laws.

         4.5 Availability of Funds. The Buyer has sufficient immediately available funds, in cash, to pay the Purchase Price and to pay any other amounts required to be paid at Closing under this Agreement by the Buyer, together with all fees and expenses of the Buyer, and to effect the transactions contemplated by this Agreement, all without any third-party consent or approval required (except for those consents and approvals set forth on SCHEDULE 4.3 and SCHEDULE
4.7 and those required by the HSR Act).

         4.6 Litigation. There are no suits, actions, proceedings, investigations, judgments, claims or orders pending, or to the Buyer's knowledge, threatened, against the Buyer, at law or at equity, nor is the Buyer subject to any judgment, order or decree of any court or Governmental

Authority which, in each case, would seek to prevent any of the transactions contemplated by this Agreement.

         4.7 Governmental Approvals and Filings. Except as required by the HSR Act or as set forth on SCHEDULE 4.7, no Consent or filing with or notice to any Governmental Authority is required to be obtained or delivered by the Buyer in connection with the execution, delivery and performance by Buyer of this Agreement and the other Transaction Agreements to which the Buyer is a party

         4.8 Brokers. No broker, finder or agent is entitled to any brokerage fees, finder's fees or commissions in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer.

         4.9 Closing Date. All of the representations and warranties of the Buyer contained in this ARTICLE IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or exhibit hereto or in any writing delivered to the Seller are true and correct on the date of this Agreement and will be true and correct on the Closing Date, except to the extent that the Buyer has advised the Seller Representative Committee or the Seller otherwise in writing prior to the Closing.

                                    ARTICLE V
                             COVENANTS OF THE SELLER

         5.1 Conduct of Business. Except as contemplated by this Agreement, set forth on SCHEDULE 5.1 or as otherwise consented to in writing by the Buyer, from the date hereof through the Closing, the Seller covenants and agrees that it will cause each Acquired Company to (and in the case of SECTIONS 5.1(i), the Seller also shall):

                  (a) not (i) increase in any manner the compensation of any of its employees (except in accordance with pre-existing contractual obligations under Material Contract set forth on SCHEDULE 3.9), or enter into any new bonus or incentive agreement or arrangement with any of its employees, (ii) enter into any new employment, severance, consulting, or other compensation agreement with any of its existing employees, (iii) amend or enter into an Employee Plan (except as required by Law), or (iv) make or agree to make any bonus or profit sharing payments to any employee;

                  (b) subject to the terms and conditions of this Agreement, use Reasonable Efforts to keep available the services of their present employees and preserve the goodwill, reputation and present relationships of the Business with suppliers, customers, licensors and others having business relations with them;

                  (c) conduct the Business in the ordinary course of business in substantially the same manner as heretofore conducted, consistent with past practices, and use Reasonable Efforts to preserve the value of the Business (provided that the Seller may cause the Company to obtain and fully fund (prior to Closing) a tail insurance policy to provide director and officer liability insurance coverage with respect to pre-Closing periods for the individuals who were officers and directors of the Acquired Companies prior to the Closing (the "TAIL POLICY"));

                  (d) not issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of capital stock of any class or other Equity Interests of, or any securities convertible into, or any rights, warrants, calls, subscriptions or options to acquire, any such shares, Equity Interests, or convertible securities;

                  (e) not amend any of their Organizational Documents;

                  (f) not sell, lease, license, encumber or otherwise dispose of, or agree to sell, lease, license, encumber or otherwise dispose of, any of its assets (having a replacement cost or fair market value in excess of $19,166 in the aggregate), except the sale of inventory and product in the ordinary course of business consistent with past custom and practices to unaffiliated third Persons on an arm's length basis;

                  (g) not incur any Indebtedness, or guarantee any such Indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or guarantee any debt securities of others;

                  (h) not make or change any Tax election, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax that would materially effect the Tax Liability of the Acquired Companies for any taxable period (or portion thereof) beginning after the Closing Date;

                  (i) promptly (once the Seller or any Acquired Company obtains knowledge thereof) inform the Buyer in writing of any breach of the representations and warranties contained in ARTICLE III hereof or any breach of any covenant hereunder by the Seller (including any breach arising from any matter which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any Schedule hereto or which is necessary to correct any information in any such Schedule which has been rendered inaccurate by an event occurring after the date hereof);

                  (j) comply with all material legal requirements and contractual Liabilities applicable to the operations and business of the Acquired Companies and timely pay all applicable Taxes when due and payable;

                  (k) not to, or not to agree to, offer any discounts on any of its products or any promotions, rebates, coupons or special offers with respect to any of its products or services with terms or conditions that are outside of the ordinary course of business consistent with past practice;

                  (l) not to, or not to agree to, change any of the terms and conditions with respect to the pricing of any of its products (including, without limitation, any terms and conditions that are ancillary to, or otherwise affect, the aggregate price paid for any of its products) that are outside of the ordinary course of business consistent with past practice;

                  (m) not take any action (or agree or commit to take any action) that, if taken prior to the date of this Agreement, would require disclosure under SECTION 3.17; or

         5.2 Filings; Consents; Etc. The Seller shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Seller shall, and shall cause the Acquired Company to, if applicable, give all notices and make all required filings with or applications to Governmental Authorities required to be made by the Seller or any Acquired Company, and use Reasonable Efforts to obtain all Consents of all third parties, including Governmental Authorities, that are necessary for the parties to consummate the transactions contemplated hereby. To the extent any documentation is prepared by the Seller or the Acquired Companies or their counsel related to such Consents, the Seller will provide copies of all documentation to the Buyer for its review and approval prior to submitting such documentation to the appropriate Persons. In addition, the Seller agrees to use Reasonable Efforts to
(a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (b) cause the conditions set forth in SECTION 7.1 and
SECTION 7.2 to be satisfied and to consummate the transactions contemplated hereby.

         5.3 Schedules Update. Prior to the Closing, the Seller may supplement or amend its Schedules to this Agreement if the Seller becomes aware of any matter heretofore existing or hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Schedules or which is otherwise necessary to correct or update any information in such Schedules which has been rendered inaccurate thereby. For purposes of determining the accuracy of the representations and warranties of the Seller contained in ARTICLE III or elsewhere herein for purposes of determining satisfaction of the conditions set forth in SECTION 7.2(a), the Schedules delivered by the Seller shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude any information contained in any subsequent supplement or amendment thereto and such supplements and updates (whether pursuant to this SECTION 5.3 or pursuant to SECTION 5.1(i) above) shall not be deemed to cure any breach of any representation or warranty made by the Seller hereunder or any breach of the covenants of the Seller hereunder; provided, however, in the event the Buyer shall close the transactions contemplated hereby, the Buyer will be deemed to have waived any and all breaches of representations, warranties and covenants of this Agreement disclosed pursuant to the supplements or amendments to the Schedules provided pursuant to this SECTION 5.3 or SECTION 5.1(i) above to the extent the information disclosed in any such supplement or update relates to events or facts that arose subsequent to the date hereof and the Buyer accordingly shall not be entitled to indemnification pursuant to ARTICLE X for any such matters.

         5.4 Regulatory Filings. The Seller shall, and shall cause its Affiliates to, as applicable, (a) make any filings required of any of them or any of their respective Affiliates under the HSR Act and other antitrust or anti-competition Laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust or anti-competition Laws for additional information, documents, or other materials received by each of them or any of their respective Affiliates from the Federal Trade Commission (the "FTC"), or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Buyer in connection with any such filing or application (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties (including, in any event, the Buyer) prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, or other Governmental Authority under any antitrust or anti-competition Laws with respect to any such filing or such transaction. The Seller shall furnish to the Buyer all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. The Seller shall promptly inform the Buyer of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

         5.5 Exclusivity.

                  (a) The Seller agrees that, commencing on the date of this Agreement and until the earlier of the Closing or the date on which this Agreement has been terminated by its terms (the "EXCLUSIVITY PERIOD"), the Buyer shall have the exclusive right to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Seller agrees that, unless this Agreement is terminated by its terms, the Seller shall not (and the Seller shall not cause or permit any Affiliate (including any Member), Insider, agent or representative or any other Person acting on its behalf to), directly or indirectly, through any officer, director, shareholder, member, partner, Affiliate, employee, agent, investment banker, attorney, accountant or other representative or otherwise, (i) solicit, initiate or encourage the submission of any proposal or offer (an "ACQUISITION PROPOSAL") from any Person (including any of its officers, directors, partners, members, shareholders, Affiliates, employees, agents and other representatives) relating to any direct or indirect liquidation, dissolution, recapitalization of, merger or consolidation with or into, or acquisition or purchase of all or any portion of the Shares of, or any material asset of, or any capital stock or other Equity Interest of, the Seller or any Acquired Company or any other similar transactions or business combination involving the Seller or any Acquired Company, or (ii) participate in any discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage any effort or attempt by any other Person to do or seek to do any of the foregoing.

                  (b) The Seller represents that it has suspended (and has caused its officers, directors, shareholders, partners, Affiliates (including each Member), employees, agents, investment bankers, attorneys, accountants or other representatives to suspend), and shall cease for the duration of the Exclusivity Period, all contacts, discussions and negotiations with third parties (other than the Buyer and its Affiliates, agents and representatives) regarding any Acquisition Proposal. The Seller shall promptly notify the Buyer if any such Acquisition Proposal, or any inquiry or contact with any Person with respect thereto (including any Person with whom the Seller or any Acquired Company has already had such discussions), is made.

         5.6 Access to Books and Records. From the date hereof until the Closing Date, the Seller shall provide the Buyer and it's lenders and accounting, legal, and other authorized representatives ("BUYER'S REPRESENTATIVES") with full access at all reasonable times and upon reasonable notice to the offices, properties, personnel, books and records, consultants, attorneys, accountants of the Acquired Companies in order for the Buyer to have the opportunity to make such investigation as it shall reasonably desire to make of the affairs of the Acquired Companies; provided, however, that the activities of the Buyer and Buyer's Representatives shall be conducted in a manner as not to interfere unreasonably with the operation of the business of the Company and its Subsidiaries. In addition, the Buyer shall, upon reasonable advance notice and pursuant to procedures to be agreed upon between the Buyer and the Seller Representative Committee, be allowed access to the key customers and suppliers of the Acquired Companies for purposes of making its investigation into the affairs of the Business.

         5.7 Non-Solicitation; Confidentiality.

                  (a) Non-Solicitation. In consideration of the Buyer's agreement to enter into this Agreement, and as a condition thereto, from and after the Closing, the Seller covenants and agrees that during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "NON-SOLICIT PERIOD"), the Seller (i) will not, directly or indirectly, contact or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any Person employed by the Company or any of its Subsidiaries at any time prior to the Closing Date or during the Non-Solicit Period, without the prior written consent of the Buyer, and (ii) will not induce or attempt to induce any customer or other business relation of any Acquired Company into any business relationship which might materially harm any Acquired Company or disparage the Buyer, any Acquired Company or any of their Affiliates. The Buyer acknowledges that these obligations are unique to the Seller and that the Members will not assume the obligations of Seller under this SECTION 5.7(a) upon any liquidation of the Seller.

                  (b) Confidentiality and Non-Disclosure. From and after the Closing, the Seller shall (and shall cause its Affiliates to) treat and hold as confidential any information concerning the business and affairs of the Acquired Companies and/or the Business that is not already generally available to the public ("CONFIDENTIAL INFORMATION"), refrain from using any of the Confidential Information except in connection with this Agreement and any of the other Transaction Agreements. In the event that the Seller or any of its Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this SECTION 5.7(b). If, in the absence of a protective order or the receipt of a waiver hereunder, such Person is, on the written advice of counsel, legally compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided that such disclosing Person shall use its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

                  (c) Non-disclosure. Subject to SECTION 12.17, the Parties shall keep confidential the subject matter described herein and the fact that negotiations are taking place until the content and timing of a public announcement are mutually agreed upon or until the Closing, whichever is earlier, and, in such case such public announcement shall be made only pursuant to SECTION 12.17.

                  (d) Enforcement. If the final judgment of a court of competent jurisdiction declares that any term or provision of this SECTION 5.7 is invalid or unenforceable, the Parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

                  (e) Remedy. The Seller acknowledges and agrees that in the event of a breach by the Seller (or any of its Affiliates, as applicable) of any of the provisions of this SECTION 5.7, monetary damages will not constitute a sufficient remedy. Consequently, in the event of any such breach, the Buyer and/or its Affiliates, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

         5.8 Real Estate Survey. The Seller shall use Reasonable Efforts, at its expense, to obtain as soon as practicable an ALTA survey from a national survey company reasonably acceptable to the Buyer with respect to each Owned Real Property.

                                   ARTICLE VI
                             COVENANTS OF THE BUYER

         6.1 Filings; Consents; Etc. The Buyer shall use Reasonable Efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable in compliance with applicable Laws to consummate and make effective, as soon as reasonably practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, the Buyer shall give all notices and make all material required filings with or applications to Governmental Authorities required to be made by the Buyer, and use Reasonable Efforts to obtain all material Consents of all third parties required to be obtained by the Buyer, including Governmental Authorities, necessary for the Parties to consummate the transactions contemplated herein. In addition, the Buyer agrees to use Reasonable Efforts to cooperate with the Seller in connection with the foregoing, including using Reasonable Efforts to (a) oppose, lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, and (b) to cause the conditions set forth in SECTION 7.1 and SECTION 7.3 to be satisfied and to consummate the transactions contemplated herein.

         6.2 Director and Officer Liability and Indemnification. (a) For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit any of the Acquired Companies to, amend, alter, repeal or modify any provision in any of the Acquired Companies' Organizational Documents relating to the exculpation or indemnification of any officers and directors in any way that diminishes or adversely affects in a material manner the exculpation or indemnification provided therein (unless required by Law), it being the intent of the parties that the officers and directors of any of the Acquired Companies who were officers and directors prior to the Closing shall continue to be entitled to such exculpation and indemnification to the full extent provided for under applicable Law (subject to the terms and provision of this Agreement, including SECTION 10.11 hereof).

         6.3 Employee Benefits. During the period from the Closing Date through December 31, 2005, the Buyer shall cause the Acquired Companies to provide employees of the Acquired Companies as of the Closing Date with benefits, benefit plans and programs (other than stock option, incentive or other equity programs) that in the aggregate are, in the Buyer's discretion, either (a) substantially comparable to those in effect immediately prior to the Closing Date, or (b) substantially comparable to those benefits, benefit plans and programs that are provided to the Buyer's other similarly situated employees.

         6.4 Regulatory Filing. The Buyer shall (a) make any filings required by the Buyer or its Affiliates under the HSR Act and other antitrust or anti-competition Laws applicable to the transactions contemplated hereby as promptly as practicable following the date hereof, (b) comply at the earliest reasonable practicable date with any request under the HSR Act or other antitrust or anti-competition Laws for additional information, documents, or other materials received by the Buyer from the FTC, or any other Governmental Authority in respect of such filings or such transactions, and (c) cooperate with the Acquired Companies in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC or other Governmental Authority under any antitrust or anti-competition Laws with respect to any such filing or any such transaction. Except as required by applicable Law or regulation, the Buyer shall furnish to the Acquired Companies all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement. The Buyer shall promptly inform the Seller of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction.

                                   ARTICLE VII
                       CONDITIONS PRECEDENT TO THE CLOSING

         7.1 Conditions Precedent to Each Party's Obligations. The respective obligations of each Party to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the affected Party:

                  (a) No Legal Prohibition. No statute, rule, regulation, ruling, consent, decree, judgment, injunction or order shall be enacted, promulgated, entered or enforced by any court or

Governmental Authority which would prohibit the consummation of the transactions contemplated hereby.

                  (b) No Injunction. Such Party shall not be prohibited by any order, ruling, consent, decree, judgment or injunction of a court or regulatory agency of competent jurisdiction from consummating the transactions contemplated hereby.

                  (c) HSR Act. All applicable waiting periods (and any extensions thereof) under the HSR Act shall have expired or otherwise been terminated.

                  (d) Escrow Agreement. The Escrow Agent shall have duly executed the Escrow Agreement.

         7.2 Conditions Precedent to Obligations of the Buyer. The obligations of the Buyer under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of the Buyer:

                  (a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties contained in ARTICLE III shall be true and correct in all material respects (except those which are qualified by a "materiality" or Material Adverse Effect qualification or exception contained therein, which shall be true and correct in all respects) as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period), without giving effect to any disclosure made to the Buyer pursuant to SECTION 5.1(i) or SECTION 5.3. The Seller and the Acquired Companies shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing, without giving effect to any disclosure made to the Buyer pursuant to SECTION 5.1(i) or SECTION 5.3. The Buyer shall receive at the Closing a certificate, dated as of the Closing Date and executed by an executive officer of the Seller certifying the fulfillment of the conditions set forth in this SECTION 7.2(a).

                  (b) No Material Adverse Change. No change, effect, event, occurrence, state of facts or development shall have occurred since the date of the Latest Audited Balance Sheet which individually or in the aggregate constitutes a Material Adverse Change.

                  (c) Third Party Consents. All consents by third parties (including Governmental Authorities) that are required for the transfer of the Shares to the Buyer or that are listed as required on SCHEDULE 7.2(c) for the consummation of the transactions contemplated hereby will have been obtained on terms reasonably satisfactory to the Buyer.

                  (d) Closing Deliverables. The Seller, the Seller Representative Committee (on behalf of the Seller) and the Members, as applicable, shall have delivered to the Buyer each of the following:

                           (i) the Escrow Agreement and each other Transaction
                  Agreement to which any such Person is a party, duly executed by each such Party;

                           (ii) all minute books, stock books, ledgers and
                  registers, if any, and other records relating to the organization, ownership and maintenance of the Acquired Companies, if not already located on the premises of the Acquired Companies.

                           (iii) a copy of the certificate of incorporation (or
                  equivalent organizational documents) of each Acquired Company, certified by the Secretary of State of the jurisdiction of its incorporation or formation (or similar certifying Governmental Authority).

                           (iv) certified copies of the resolutions duly adopted
                  by the Seller's board of managers or similar governing body and members authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

                           (v) at the Seller's expense, lien waivers with
                  respect to the Leased Real Property listed on SCHEDULE 7.2(d), in each case in form and substance reasonably satisfactory to the Buyer.

                           (vi) pay-off letters from all lenders with respect to
                  outstanding Indebtedness of the Acquired Companies, together with releases of all Liens associated with such Indebtedness or an agreement to so release such Liens upon payment of such Indebtedness.

                           (vii) such other documents or instruments required to
                  be delivered at Closing pursuant to SECTION 8.2 hereof.

                  (e) Non-Competition and Severance Agreement. Each individual set forth on SCHEDULE 7.2(e) shall have executed and delivered to the Buyer the Non-Competition and Severance Agreement in form and substance attached as EXHIBIT C attached hereto (collectively, the "NON-COMPETITION AND SEVERANCE AGREEMENTS") and each Non-Competition and Severance Agreement shall be in full force and effect as of the Closing.

                  (f) Seller Representative Committee Agreement. The Seller, each member of the Seller Representative Committee and each Member shall have executed and delivered to Buyer the Seller Representative Committee Agreement, attached hereto as EXHIBIT A and the Seller Representative Committee Agreement shall be in full force and effect as of the Closing.

         7.3 Conditions Precedent to Obligations of the Seller. The obligations of the Seller under this Agreement to consummate the transactions contemplated hereby will be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of the Seller:

                  (a) Accuracy of Representations and Warranties; Performance of Covenants. The representations and warranties contained in ARTICLE IV shall be true and correct in all material respects (except those which are qualified by a "materiality" or Material Adverse Effect qualification or exception contained therein, which shall be true and correct in all respects) as of the Closing with the same force and effect as though made on and as of the Closing (other than those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and correct as of such date or with respect to such period). The Buyer shall have performed and complied with, in all material respects, all covenants and agreements required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing. The Seller shall receive at the Closing a certificate dated as of the Closing Date and executed by an executive officer of the Buyer, certifying the fulfillment of the conditions set forth in this SECTION 7.3(a) with respect to the Buyer.

                  (b) Closing Deliverables. The Buyer shall have delivered to the Seller each of the following:

                           (i) the Escrow Agreement and each other Transaction
                  Agreement to which the Buyer is a party, duly executed by the Buyer.

                           (ii) certified copies of the resolutions duly adopted
                  by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

                           (iii) a copy of the certificate of incorporation of
                  the Buyer, certified by the Secretary of State of the State of Delaware.

                           (iv) such other documents or instruments required to
                  be delivered by Buyer at Closing pursuant to SECTION 8.3 hereof.

                                  ARTICLE VIII
                                     CLOSING

         8.1 Time and Place. The Closing shall take place at the offices of Katten Muchin Rosenman, LLP, 525 West Monroe Street, Chicago, Illinois on the date which is two (2) Business Days after the satisfaction or waiver in writing of the conditions set forth in ARTICLE VII (other than those conditions that by their terms shall be or must necessarily be satisfied at the Closing), or such other date as the Buyer and the Seller mutually agree. The "CLOSING DATE" shall be the date on which the Closing shall occur.

         8.2 Deliveries by the Seller. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

                  (a) Stock Certificate(s). Certificate(s) representing the Shares, duly endorsed in blank or accompanied by duly executed stock power(s) transferring the Shares to the Buyer;

                  (b) Certificates. The certificates required by SECTION 7.2(a);

                  (c) Resignations. Resignations effective as of the Closing Date of those directors and officers of the Acquired Companies as the Buyer may request to resign;

                  (d) Good Standing Certificates. Certificates of good standing with respect to the Acquired Companies and the Seller, issued by the Secretary of State of the jurisdiction of formation of the Seller or such Acquired Company, as applicable, and a certificate of good standing from each jurisdiction in which such Acquired Company is duly qualified to transact business, in each case, dated within fifteen days of the Closing Date;

                  (e) Seller Representative Committee Agreement. A copy of the Seller Representative Committee Agreement, duly executed by each of the members of the Seller Representative Committee, the Seller and a majority of the Members;

                  (f) FIRPTA Affidavit. The Seller (or, if the Seller is a disregarded entity for income Tax purposes, each direct or indirect owners of the Seller who or that is not a disregarded entity for income Tax purposes) shall deliver to the Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code stating that such Seller (or direct or indirect owner of the Seller, if applicable) is not a "foreign person" as defined in Section 1445 of the Code; and

                  (g) Other Documents. Such other documents and instruments as the Buyer or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

         8.3 Deliveries by the Buyer. The Buyer will deliver or cause to be delivered to the Seller:

                  (a) The Purchase Price. Payment of the Purchase Price (including delivery of the SRC Fund to the Seller Representative Committee and the Escrow Funds to the Escrow Agent);

                  (b) The Buyer Certificates. The certificates required by
SECTION 7.3(a);

                  (c) Good Standing Certificate. Certificate of good standing with respect to the Buyer, issued by the Secretary of State of the jurisdiction of formation of the Buyer; and

                  (d) Other Documents. Such other documents and instruments as the Seller or its counsel shall deem reasonably necessary to consummate the transactions contemplated hereby.

                                   ARTICLE IX
                             POST CLOSING COVENANTS

         9.1 Tax Covenants.

                  (a) No Section 338 Election. The Parties agree that no election will be made under Section 338 of the Code (or any comparable provision of foreign, state or local Law) in respect of the transactions contemplated under this Agreement.

                  (b) Pre-Closing Returns. The Seller shall prepare, or cause to be prepared, all income Tax Returns (including any application for a quick refund) that are required to be filed by, or with respect to, the Acquired Companies for taxable periods ending on or before the Closing Date which are not due on or before the Closing Date (the "PRE-CLOSING RETURNS"). All Pre-Closing Returns shall be prepared, and all elections with respect to such Pre-Closing Returns shall be made in a manner that complies with applicable Law and accurately reflects the Tax Liability of the Acquired Companies for the period for which such Tax Return is to be filed, and the Seller shall, or shall cause, a copy of each such Tax Return to be delivered to the Buyer no later than the date that is forty-five (45) days before the date such Tax Return is required to be filed (taking into account applicable extensions). The Buyer shall timely file the Pre-Closing Returns and pay the Tax shown as due thereon; provided that; the Seller shall pay the Buyer any income taxes due pursuant to any Pre-Closing Return no later than five (5) days before the due date (including extensions) for such Pre-Closing Return.

                  (c) Straddle Period Returns. The Buyer shall prepare and timely file, or cause to be prepared or timely filed, all Tax Returns that are required to be filed by, or with respect to, the Acquired Companies for all taxable periods beginning on or before the Closing Date and ending after the Closing Date (a "STRADDLE PERIOD RETURN") and pay the tax shown as due thereon. All Straddle Period Returns shall be prepared, and all elections with respect to such Straddle Period Returns shall be made in a manner that complies with applicable Law and accurately reflects the Tax Liability of the Acquired Companies for the period for which such Tax Return is to be filed. The Seller shall pay the Buyer any income taxes due pursuant to any Straddle Period Return that are allocated to the Seller pursuant to SECTION 9.1(e) no later than five
(5) days before the due date (including extensions) for such Straddle Period Return.

                  (d) Post-Closing Actions. The Buyer shall not permit any of the Acquired Companies' to take any action on the Closing Date outside of the ordinary course of business that could increase the Seller's liability for Taxes (including any liability of the Seller to indemnify the Buyer for Taxes pursuant to this Agreement) and neither the Buyer nor any affiliate of the Buyer shall (or shall cause or permit any of the Acquired Companies), unless required by applicable law or pursuant to a closing agreement as defined in Section 7121 of the Code (or any corresponding provision of foreign, state or local law), amend, re-file or otherwise modify any Tax Return relating in whole or in part to any of the Acquired Companies, with respect to any period (or portion thereof) ending on or before the Closing Date or any Straddle Period Return, without the prior written permission of the Seller Representative Committee, which permission shall not be unreasonably withheld. The Seller shall be entitled to retain, or receive reasonably prompt payment from the Buyer or any of the Acquired Companies of, any refund or the benefit of any credit (when actually realized) with respect to Taxes of the Acquired Companies (including, without limitation, refunds and credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any Tax period (or portion thereof) ending on or prior to the Closing Date (except to the extent such refund or credit is attributable to the carryback of any net operating loss, capital loss, credit, or similar tax attribute, arising in a taxable period (or portion thereof) beginning after the Closing Date), actually received by the Buyer or any of its Affiliates (including, without limitation, the Acquired Companies). The Buyer and its Affiliates shall reasonably cooperate with the Seller in obtaining any refund to which the Seller is entitled under this Section.

         9.2 Tax Indemnification. Seller agrees to be responsible for and to indemnify Buyer, Buyer's Affiliates, and the Acquired Companies and hold each of them harmless from and against all Taxes (or the non-payment thereof) of the Acquired Companies for all taxable periods ending on or before the Closing Date and the period through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (as determined in accordance with SECTION 9.1(e)); provided, however, that with respect to Taxes other than income Taxes Seller shall be liable only to the extent such Taxes are in excess of the amount, if any accrued for (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in the Closing Date Net Working Capital. Seller shall reimburse Buyer for any Taxes of the Acquired Companies which are the responsibility of Sellers pursuant to this
SECTION 9.1(e) within ten (10) business days of the due date of the Taxes payable.

                  (a) Computation of Tax Liabilities. To the extent permitted or required, (i) the taxable year of each Acquired Company that includes the Closing Date shall be treated as closing on (and including) the Closing Date, and, notwithstanding the foregoing, (ii) all transactions not in the ordinary course of business occurring after the Closing shall be reported on the Tax Returns of the Buyer or its affiliates to the extent permitted or required.

                  (b) Cooperation and Records Retention. The Seller and the Buyer shall (i) each provide the other, and the Buyer shall cause the Acquired Companies to provide the Seller, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to liability for Taxes and (ii) each retain and provide the other, and the Buyer shall cause the Acquired Companies to retain and provide the Seller with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding, or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other or the Acquired Companies for any period ending before, or including, the Closing Date. Without limiting the generality of the foregoing, the Buyer shall retain, and shall cause the Acquired Companies to retain, and the Seller shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all Tax periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same. Each party shall bear its own expenses in complying with the foregoing provisions.

                  (c) Tax Proceedings. If, subsequent to the Closing, any Party or their Affiliates receives notice of a Tax Proceeding with respect to any Tax Return of any Acquired Company for periods or portions thereof beginning on or prior to the Closing Date, then within fifteen (15) days after receipt of such notice, the receiving Party shall notify the non-receiving Party of such notice. The Seller shall have the right to control the conduct and resolution of such Tax Proceeding, provided, however, that the Seller employs counsel reasonably acceptable to the Buyer, and provided further that that if any of the issues raised in such Tax Proceeding could reasonably be expected to have a material adverse impact on Taxes of any of the Acquired Companies for a Tax period or portion thereof beginning on or after the Closing Date (a "POST-CLOSING TAX PERIOD"), then the Seller shall afford the Buyer the opportunity to control jointly, with each Party bearing its own expenses, the conduct and resolution of the portion of such Tax Proceeding with respect to such issues which could reasonably be expected to have a material adverse impact on Taxes of such Acquired Company in any Post-Closing Tax Period. If the Seller shall have the right to control the conduct and resolution of such Tax Proceeding but elects in writing not to do so, then the Buyer shall have the right to control the conduct and resolution of such Tax Proceeding, provided that the Buyer shall keep the Seller informed of all developments on a timely basis and the Buyer shall not resolve such Tax Proceeding in a manner that could reasonably be expected to have an adverse impact on the Seller's indemnification obligations under this Agreement without the Seller's written consent, which shall not be unreasonably withheld. Each Party shall bear its own costs for participating in such Tax Proceeding. "TAX PROCEEDING" means any audit, other administrative proceeding or inquiry or judicial proceeding involving Taxes.

         9.3 Further Assurances. At any time or from time to time from and after the Closing Date, each of the Parties shall, at the request of the other Parties hereto and at such requesting party's expense, execute and deliver any further instruments or documents and take all such further actions as are reasonably requested of it in order to consummate and make effective the transactions contemplated by this Agreement.

         9.4 Release of Escrow Funds. On the 15-month anniversary of the Closing (the "RELEASE DATE"), the Parties shall direct the Escrow Agent to release to the Seller Representative Committee (on behalf of the Seller) a portion of the Escrow Funds equal to the excess, if any, of $3,830,000 plus the amount of earnings on the Escrow Funds less the sum of (a) all amounts theretofore distributed or disbursed by the Escrow Agent, and (b) the aggregate amount of Losses specified in any then unresolved indemnification claims made by the Buyer Indemnified Parties pursuant to ARTICLE X. To the extent that on the Release Date, any amount has been reserved and withheld from distribution from the Escrow Funds on such date on account of an unresolved claim for indemnification and, subsequent to the Release Date, such claim is resolved, the Parties shall immediately direct the Escrow Agent to release (i) to the Buyer Indemnified Parties the amount of Losses, if any, due in respect of such claim as finally determined, and (ii) to the Seller Representative Committee (on behalf of the Seller) an amount equal to the excess, if any, of the amount theretofore reserved and withheld from distribution in respect of such claim over the payment, if any, made pursuant to the foregoing clause (i).

                                    ARTICLE X
                                 INDEMNIFICATION

         10.1 Survival of the Seller's Representations and Warranties; Time Limits on Indemnification Obligations. All representations and warranties of the Seller, and all covenants and agreements of the Seller required to be performed prior to Closing, contained in this Agreement shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date; provided, however, that (a) all covenants and agreements required to performed on or following the Closing shall survive indefinitely, (b) the representations and warranties set forth in SECTIONS 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, 3.12, 3.13, 3.16,
3.25, 3.27 and 3.31 and 3.32 (with respect to claims relating to SECTIONS 3.1, 3.2, 3.3, 3.4, 3.6, 3.8, 3.12, 3.13, 3.16, 3.25, 3.27 and 3.31 only)
(collectively, the "FUNDAMENTAL SELLER REPRESENTATIONS") shall survive the Closing Date until the date that is thirty (30) days after the applicable statute of limitations, and (c) the representations and warranties set forth in SECTION 3.21 shall survive the Closing Date until the three year anniversary of the Closing. The Seller shall have no Liability under this ARTICLE X for a breach of any representation or warranty or any covenant required to be performed prior to the Closing Date unless the Seller Representative Committee or Seller is given notice from such Buyer Indemnified Party asserting a claim on or before the expiration of the applicable survival period relating to or giving rise to such claim as set forth in the preceding sentence. Notwithstanding anything in this ARTICLE X to the contrary, the foregoing limitations shall not apply in the event of any breach by the Seller that constitutes fraud or intentional misrepresentation.

         10.2 Survival of the Buyer's Representations and Warranties; Time Limits on Indemnification Obligations. All of the representations and warranties of the Buyer, and all covenants and agreements of the Buyer required to be performed prior to Closing, contained in this Agreement shall survive the Closing hereunder for a period of fifteen (15) months after the Closing Date; provided, however, that (a) all covenants and agreements required to performed on or following the Closing shall survive indefinitely and (b) the representations and warranties set forth in SECTIONS 4.1, 4.2, 4.3, 4.6 and 4.8 and 4.9 (with respect to claims relating to SECTIONS 4.1, 4.2, 4.3, 4.6 and 4.8 only) (collectively, the "FUNDAMENTAL BUYER REPRESENTATIONS") shall survive the Closing Date until the date that is thirty (30) days after the applicable statute of limitations. The Buyer shall have no Liability under this ARTICLE X for a breach of any representation or warranty or any covenant required to be performed prior to the Closing Date unless the Buyer is given notice from the Seller Representative Committee asserting a claim on or before the expiration of the applicable survival period relating to or giving rise to such claim as set forth in the preceding sentence. Notwithstanding anything in this ARTICLE X to the contrary, the foregoing limitations shall not apply in the event of any breach by the Buyer that constitutes fraud or intentional misrepresentation.

         10.3 Indemnification by the Members. The Parties acknowledge and agree that upon the dissolution or liquidation of the Seller after the Closing or if Seller is at any time unable to or otherwise fails to promptly satisfy any of its indemnity obligations SECTION 10.4 below (whether as a result of a distribution of net proceeds from the transactions contemplated hereby or otherwise), the Members shall indemnify, defend and save the Buyer Indemnified Parties harmless from and against, and shall promptly pay to the Buyer Indemnified Parties or reimburse the Buyer Indemnified Parties for, any and all such Losses sustained or incurred by any such Buyer Indemnified Parties relating to the Seller's obligations under SECTION 10.4 in accordance with the Members' indemnity obligations under the terms and provisions of the Seller Representative Committee Agreement.

         10.4 Indemnification by the Seller Relating to the Acquired Companies. From and after the Closing, the Seller shall indemnify and in accordance with and subject to the limitations set forth in this ARTICLE X, indemnify, defend and save the Buyer and each of its officers, directors, employees, stockholders, Affiliates (including the Acquired Companies if the Closing occurs), agents, representatives, successors and permitted assigns (each, a "BUYER INDEMNIFIED PARTY"), harmless from and against, any and all Liabilities, obligations, damages (including reasonably foreseeable indirect or consequential damages), deficiencies, demands, claims, suits, actions, or causes of action, assessments, losses, costs and expenses, whether or not arising out of third party claims (including reasonable attorneys' fees) (hereinafter, a "LOSS" or the "LOSSES"), sustained or incurred by any Buyer Indemnified Party, resulting from any breach of or inaccuracy in any representation or warranty of the Seller contained in this Agreement or any certificate delivered by or on behalf of the Seller hereunder or any breach or nonfulfillment of any covenant or agreement made or to be performed by the Seller pursuant to this Agreement or any certificate delivered by or on behalf of the Seller hereunder (provided, however, that the Buyer Indemnified Party shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in SECTION 10.1). In addition, notwithstanding anything to the contrary contained herein, for purposes of determining whether there has been a breach under SECTION 10.3 and SECTION 10.4 hereof and the amount of any Losses that are the subject matter of a claim for indemnification hereunder with respect thereto by the Buyer Indemnified Parties against the Seller and/or the Members arising out of or related to SECTION 3.21, each representation and warranty in SECTION 3.21 shall be read without regard and without giving effect to any disclosure set forth in items (f) - (h) of
SCHEDULE 3.21 related to Hazardous Materials which may be present in soil or groundwater (i.e., as if such disclosure items were deleted from SCHEDULE 3.21).

         10.5 Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify, defend and save the Seller, and its officers, directors, employees, members, agents, representatives, successors and permitted assigns (but excluding, in all cases, the Acquired Companies in the event that the Closing occurs) (each, a "SELLER INDEMNIFIED PARTY") harmless from and against, any and all Losses sustained or incurred by any Seller Indemnified Party, resulting from any breach of or inaccuracy in any representation or warranty of the Buyer contained in this Agreement or any certificate delivered by the Buyer hereunder or any breach or nonfulfillment of any covenant or agreement made or to be performed by the Buyer pursuant to this Agreement or any certificate delivered by the Buyer hereunder (provided, however, that the Seller Representative Committee shall have asserted its claim for indemnification in writing with reasonable supporting details before the expiration of any applicable survival period specified in SECTION 10.2).

         10.6 Indemnification Procedure for Third Party Claims. Other than a claim involving Taxes which procedure is set forth in, and which shall be governed exclusively by ARTICLE IX, in the event that any Person that is or may be entitled to indemnification under this Agreement (an "INDEMNIFIED PARTY") receives notice of the assertion of any claim, issuance of any order or the commencement of any action or proceeding by any Person who is not a party to this Agreement or an Affiliate of a party, including, without limitation, any domestic or foreign court or Governmental Authority (a "THIRD PARTY CLAIM"), against such Indemnified Party, against which a party to this Agreement is or may be required to provide indemnification under this Agreement (an "INDEMNIFYING PARTY"), the Indemnified Party shall give prompt written notice thereof together with a statement of any available information regarding such claim to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby. Subject to the limitations set forth herein, the Indemnifying Party shall have the right upon written notice to the Indemnified Party (the "DEFENSE NOTICE") within thirty
(30) days after receipt from the Indemnified Party of notice of such claim, to conduct at its expense the defense against such claim in its own name, or if necessary in the name of the Indemnified Party; provided, however, that the Indemnifying Party may not so elect to defend any such Third Party

Claim without the Indemnified Party's prior written consent unless (i) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party for the entire amount of any Loss relating thereto, subject to the limitations in SECTION 10.8 (if applicable), and (ii) the Indemnifying Party provides reasonable evidence to the Indemnified Party of its financial ability to satisfy its indemnification obligations. Without limiting the foregoing and notwithstanding any provision herein to the contrary, the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim (w) to which the Indemnifying Party is also a party and the Indemnified Party reasonably believes (based upon the advice of outside legal counsel) that a material conflict exists as a result of the Indemnifying Party's control over such proceedings, (x) if such Third Party Claim seeks to impose upon the Indemnified Party or the Business any Liability other than for monetary damages (i.e., injunctive, equitable or other non-monetary relief), (y) if the Indemnified Party reasonably believes the outcome of the proceedings will have an adverse affect on the Acquired Companies' relationship with any of its customers, suppliers or employees, or (z) involves a claim which, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend. In the event that the Indemnifying Party is permitted to conduct the defense of a Third Party Claim hereunder and does elect to conduct the defense of the subject claim (subject to the conditions set forth herein), the Indemnified Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested by it (at the Indemnifying Party's cost), and the Indemnified Party shall have the right at its expense to participate in the defense assisted by counsel of its own choosing. If the Indemnifying Party shall control the defense of any such Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunctive, equitable or other non-monetary relief will be imposed against the Indemnified Party, or if such settlement does not expressly unconditionally release the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice; it being understood and agreed that Indemnifying Party shall be entitled to settle, without the Indemnified Party's consent, any such other Third Party Claim, the defense of which it is entitled to and has elected to control (subject to the conditions and limitations set forth in this SECTION 10.6) so long as such settlement would not result in injunctive, equitable or other non-monetary relief being imposed against the Indemnified Party and such settlement expressly unconditionally releases the Indemnified Party from all Liabilities with respect to such claim and all other claims arising out of the same or similar facts and circumstances, with prejudice.

         10.7 Calculation of Losses.

                  (a) The amount of any Losses payable under this ARTICLE X by the Indemnifying Party shall be net of any (i) net proceeds realized by and paid to the Indemnified Party under its applicable insurance policies (determined after giving effect to the net present value (utilizing a discount rate equal to the short-term applicable federal rate as set forth in Section 1274(d) of the Code for the month in which any such payment of insurance proceeds is received the Indemnified Party), as determined by the Indemnified Party, of the aggregate future incremental premium costs incurred by the Acquired Companies as a consequence of any such Loss and/or of any such payment of insurance proceeds related to any such Loss) or from any other Person alleged to be responsible therefor (determined after giving effect to any increased costs to the Indemnified Party resulting therefrom), and (ii) the Tax benefit as and when realized by the Indemnified Party arising from the incurrence or payment of any such Losses. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses described in clause (i) of the preceding sentence, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount. The Indemnified party shall use Reasonable Efforts to collect any amounts available under such insurance coverage or from such other party reasonably alleged to have responsibility therefor (so long as the Indemnified Party has a direct cause of action against such other party).

                  (b) The Indemnifying Party shall not be liable under this
ARTICLE X for any (i) Losses relating to any matter to the extent (but only to the extent) that (A) there is included in the Closing Date Balance Sheet (as finally determined pursuant to SECTION 2.2) a specific liability or specific reserve relating to such specific type of indemnifiable Loss (but only for such Losses to the extent of the amount of any such specific liability or specific reserve on the Closing Date Balance Sheet (as finally determined pursuant to SECTION 2.2)), or (B) the Indemnified Party has otherwise been compensated (on a dollar-for-dollar basis) for such matter pursuant to the Purchase Price adjustment under SECTION 2.2 by virtue of such Loss being included as a Current Liability, or specifically included in an applicable reserve, in the calculation of Closing Date Net Working Capital, or (ii) Losses for lost profits resulting from business interruptions.

                  (c) The Indemnified Parties shall take, and shall cause their respective Affiliates to take, all reasonable steps to mitigate and otherwise minimize their Losses to the maximum extent reasonably possible upon and after becoming aware of any event which would reasonably be expected to give rise to any Losses.

                  (d) If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses and the Indemnified Party could have recovered all or a part of such Losses from a third party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such third party as are necessary to permit the Indemnifying Party to recover from such third party the amount of such indemnification payment.

         10.8 Limitation on Indemnities.

                  (a) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the limitations set forth in the second sentence of this SECTION 10.8(a)), the Seller pursuant to SECTION 10.4 shall not be liable hereunder to the Buyer Indemnified Parties with respect to claims for breaches of representations and warranties referred to in SECTION 10.4 above (i) if the Losses incurred by the Buyer Indemnified Parties as a result of such breach or series of related breaches do not exceed the Threshold Amount, (ii) except to the extent that the aggregate Losses incurred by the Buyer Indemnified Parties as a result of such breaches (other than individual breaches for which the Losses do not exceed the Threshold Amount), shall exceed in the aggregate the Deductible Amount, and then only to the extent of the excess above the Deductible Amount, and (iii) to the extent the aggregate amount of Losses incurred by the Buyer Indemnified Parties as a result of such breaches exceeds the Cap Amount; provided that the Cap Amount shall be reduced on the fifteen month anniversary of the Closing Date to the greater of (but only if the amount so determined under this proviso is less than the Cap Amount) (1) the sum of (A) $2,300,000 plus (B) the aggregate amount of Losses specified in any then unresolved indemnification claims made by the Buyer Indemnified Parties pursuant to this ARTICLE X, and (2) the sum of (A) the aggregate amount of Losses paid to the Buyer Indemnified Parties by or on behalf of the Seller or the Members pursuant to this ARTICLE X in respect of indemnification claims made by the Buyer Indemnified Parties prior to such date and (B) the aggregate amount of Losses specified in any then unresolved indemnification claims made by the Buyer Indemnified Parties pursuant to this ARTICLE X. Notwithstanding any provision herein to the contrary, the foregoing limitations on indemnity recovery shall not apply in respect of any Loss with respect to any breach of (x) any covenant of the Seller or any Member, or (y) any Fundamental Seller Representation. In pursuing the collection of any indemnification claim under SECTION 10.4 against the Seller, the Buyer Indemnified Parties shall, except as provided under
SECTION 2.2, proceed first against the Escrow Funds prior to pursuing any other monetary right or remedy available to the Buyer Indemnified Parties hereunder or otherwise.

                  (b) Notwithstanding anything to the contrary set forth in this Agreement (but subject to the limitations set forth in the last sentence of this SECTION 10.8(b)), the Buyer shall not be liable hereunder to the Seller Indemnified Parties with respect to claims for breaches of representations and warranties referred to in SECTION 10.5 above (i) if the Losses incurred by the Seller Indemnified Parties as a result of such breach or series of related breaches do not exceed the Threshold Amount, (ii) except to the extent that the aggregate Losses incurred by the Seller Indemnified Parties as a result of such breaches (other than individual breaches for which the Losses do not exceed the Threshold Amount), shall exceed in the aggregate the Deductible Amount, and then only to the extent of the excess above the Deductible Amount, and (iii) to the extent the aggregate amount of Losses incurred by the Seller Indemnified Parties as a result of such breaches exceeds the Cap Amount. Notwithstanding any provision herein to the contrary, the foregoing limitations on indemnity recovery shall not apply in respect of any Loss with respect to any breach of
(x) any covenant of the Buyer, or (y) any Fundamental Buyer Representation.

                  (c) On or prior to the three (3) year anniversary of the Closing, the Buyer shall not undertake or allow environmental investigations, testing or any other action to identify, discover or assess adverse Hazardous Materials that may be present in soil or groundwater at any of the Real Property located in Mexico ("MEXICAN REAL PROPERTY") that would reasonably be expected to accelerate the timing of a claim arising from or in connection with the presence of Hazardous Materials in soil or groundwater at the Mexican Real Property ("ACT OF ACCELERATION") except where such investigation or testing is: (i) affirmatively required by applicable Environmental, Health and Safety Requirements, (ii) affirmatively required by an order or directive of a Governmental Authority; (iii) required by the owner of such property, (iv) reasonably necessary to defend against a third party claim, or (v) reasonably necessary to address circumstances that suggest an imminent and substantial endangerment to health or the environment. Acts of Acceleration are prohibited under this SECTION 10.8(c) that shall include, without limitation, soliciting or contacting a Governmental Authority to obtain or request the issuance of an order or directive regarding the investigation or remediation of Hazardous Materials and/or soliciting the property owner to request or require an investigation or testing for Hazardous Materials. The Seller shall have no duty to indemnify or defend any Buyer Indemnified Party to the extent a Loss results from or in connection with an Act of Acceleration or any condition discovered as a result thereof.

         10.9 Exclusion of Other Remedies. Except for fraud and intentional misrepresentation and the right to seek specific performance or other equitable relief, the remedies set forth in this ARTICLE X constitute the sole and exclusive remedies for recovery of Losses arising out of or relating to this Agreement and any transaction contemplated hereby, other than as provided in SECTIONS 2.2, 9.1, or 12.16.

         10.10 Purchase Price Adjustments. Amounts paid to or on behalf of the Seller, any Member or the Buyer as indemnification shall be treated as adjustments to the Purchase Price.

         10.11 Waiver, Release and Discharge. Effective upon the Closing, the Seller hereby irrevocably waives, releases and discharges the Acquired Companies from any and all Liabilities to the Seller of any kind or nature whatsoever, whether in its capacity as the Seller hereunder, as a stockholder, member or manager of any of the Acquired Companies or otherwise (including, without limitation, in respect of rights of contribution or indemnification) as to facts, conditions, transactions, events or circumstances prior to the Closing Date, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising hereunder or under any other agreement or understanding or otherwise at law or equity, and the Seller shall not seek to recover any amounts in connection therewith or thereunder from any Acquired Company; provided that the foregoing shall not apply to rights of indemnification from the Acquired Companies under the Acquired Companies' Organizational Documents as provided in SECTION 6.2 hereof held by the Seller unless, in any such case, such indemnification, obligation or Liability arises from or relates to a breach by the Seller or any Acquired Company of, or is otherwise covered by, a representation, warranty, covenant, agreement or indemnity under this Agreement (without regard to time limitations set forth herein).

                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of the Buyer and the Seller;

                  (b) by the Buyer in writing, without liability of the Buyer on account of such termination (provided the Buyer is not otherwise in material default or in material breach of this Agreement), if the Closing shall not have occurred on or before June 15, 2005 (the "OUTSIDE DATE");

                  (c) by the Seller in writing, without liability of the Seller on account of such termination (provided the Seller is not otherwise in material default or in material breach of this Agreement), if the Closing has not occurred on or before the Outside Date;

                  (d) by the Buyer in writing, if any of the conditions in
SECTION 7.1 or SECTION 7.2 is or becomes impossible (unless the Buyer's breach of this Agreement has caused such condition to be unsatisfied) and the Buyer has not waived in writing such condition on or before the Closing; or

                  (e) by the Seller in writing, if any of the conditions in
SECTION 7.1 or SECTION 7.3 is or becomes impossible (unless the Seller's breach of this Agreement has caused such condition to be unsatisfied) and the Seller has not waived in writing such condition on or before the Closing.

         11.2 Effect of Termination. In the event of termination of this Agreement pursuant to SECTION 11.1, all obligations under this Agreement (other than those provisions set forth in SECTION 11.2 and ARTICLE XII) shall terminate and shall be of no further force or effect; provided, however, no termination of this Agreement shall release, or be construed as releasing, any Party from any liability to any other Party which may have arisen under this Agreement. A Party's right to terminate this Agreement is in addition to, and not in lieu of, any other legal or equitable rights or remedies which such Party may have.

                                   ARTICLE XII
                                  MISCELLANEOUS

         12.1 Notices, Consents, etc. Any notices, consents or other communications required to be sent or given hereunder by any of the Parties shall in every case be in writing and shall be deemed properly served if and when (a) delivered by hand, (b) transmitted by facsimile with confirmation of transmission or (c) delivered by Federal Express or other express overnight delivery service, or registered or certified mail, return receipt requested, to the Parties at the addresses as set forth below or at such other addresses as may be furnished in writing.

                  (a) If to the Seller or the Seller Representative Committee:

                      Seller Representative Committee
                      c/o Ari Chaney
                      137 Mystic Lane
                      Jupiter, Florida 33458
                      Tel:  (561) 747-2376
                      Fax:  (561) 747-9689

                      with a copy to (which shall not constitute notice):

                      Katten Muchin Rosenman, LLP
                      525 West Monroe Street, Suite 1900
                      Chicago, Illinois 60661
                      Attention:  Jeffrey Patt, Esq.
                      Tel: (312) 902-5200
                      Fax: (312) 902-1061

                  (b) If to the Buyer:

                      Commercial Vehicle Group, Inc.
                      4508 IDS Center
                      Minneapolis, Minnesota 54402
                      Attention: Scott Rued, Chairman
                      Tel:
                      Fax:

                      with a copy to (which shall not constitute notice):

                      Kirkland & Ellis, LLP
                      200 East Randolph Dr.
                      Chicago, Illinois 60601
                      Attention: John A. Schoenfeld
                      Tel: 312-861-3400
                      Fax: (312) 861-2200

Date of service of such notice shall be (x) the date such notice is delivered by hand, (y) one (1) Business Day following the delivery by facsimile or by express overnight delivery service, or (z) three (3) days after the date of mailing if sent by certified or registered mail.

         12.2 Severability. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision.

         12.3 Successors; Assignment. This Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. No Party may assign this Agreement or any of such Party's rights, interests, or obligations hereunder without the prior written approval of the other Parties. Notwithstanding the immediately preceding sentence, without the prior written consent of any other Party hereto, each of the Buyer and its permitted assigns may at any time, in its sole discretion, assign, in whole or in part, (a) its rights and obligations pursuant to this Agreement and the other agreements contemplated hereby to one or more of its Affiliates (provided that no such assignment to an Affiliate shall relieve the assigning party of its obligations hereunder), and (b) its rights under this Agreement and the other agreements contemplated hereby for collateral security purposes to any lender to the Buyer or any of the Acquired Companies, such permitted assign or any of their Affiliates and any such subsequent purchaser and lender may exercise all of the rights and remedies of the Buyer or such permitted assign hereunder and thereunder.

         12.4 Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

         12.5 Expenses. The Seller shall pay for all costs and expenses incurred or to be incurred by (a) the Seller through and after the Closing, (b) the Seller Representative Committee through and after the Closing, and (c) the Acquired Companies solely until and through the Closing, in each case in negotiating and preparing this Agreement and in closing and carrying out or otherwise related to the transactions contemplated by this Agreement, including, without limitation, the fees owed by the Acquired Companies to Robert W. Baird & Co. pursuant to the terms of a letter agreement dated October 20, 2004 (a true and correct copy of which is attached). The Buyer (or, the Acquired Companies, following the Closing) shall pay for all costs and expenses incurred or to be incurred by the Buyer through and after the Closing in negotiating and preparing this Agreement and in closing and carrying out or otherwise related to the transactions contemplated by this Agreement). Without limiting the generality of the foregoing, the Seller, on the one hand, and the Buyer, on the other hand, shall each pay fifty percent (50%) of any transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement. Notwithstanding any provision herein to the contrary, the Seller shall bear 100% of the fees, costs and expenses related to the Tail Policy, all of which shall be paid prior to Closing.

         12.6 Governing Law. This Agreement shall be construed and governed in accordance with the Laws of the State of Illinois, without regard to its Laws regarding conflicts of Law.

         12.7 Table of Contents and Headings. The table of contents and section headings of this Agreement are included for reference purposes only and shall not affect the construction or interpretation of any of the provisions of this Agreement.

         12.8 Definitions. As used in this Agreement,

         "ACQUIRED COMPANIES" means, collectively, the Company and the Company's Subsidiaries.

         "AFFILIATE" shall have the meaning given for that term in Rule 405 under the Securities Act, as amended, and shall include each past and present Affiliate of a Person and the members of such Affiliate's immediate family or their spouses or children and any trust the beneficiaries of which are such individuals or relatives.

         "BUSINESS" means the business of designing, engineering, manufacturing, selling and distributing electronic wire harnesses and related assemblies or any other business in which any Acquired Company has engaged or is currently engaged.

         "BUSINESS DAY" means any day that is not a Saturday or a Sunday or a day on which banks located in Chicago, Illinois are authorized or required to be closed.

         "CAP AMOUNT" means an amount equal to $3,830,000.

         "CASH ON HAND" means, with respect to the Acquired Companies, all cash on hand held without limitation or restriction of any kind, net of any bank overdrafts and cash equivalents of the Acquired Companies, all as determined in accordance with GAAP. For avoidance of doubt, Cash on Hand shall (a) be calculated net of issued but uncleared checks and drafts, and (b) include checks and drafts deposited for the account of the Acquired Companies, to the extent consistent with GAAP.

         "CLOSING DATE CASH ON HAND" means the Cash on Hand of the Acquired Companies as of immediately prior to the Closing, derived from the Closing Date Balance Sheet and prepared in accordance with SECTION 2.2(b) and the definition of Cash on Hand.

         "CLOSING DATE NET WORKING CAPITAL" means the Net Working Capital of the Acquired Companies as of immediately prior to the Closing, derived from the Closing Date Balance Sheet and prepared in accordance with SECTION 2.2(b) and the definition of Net Working Capital.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "COMPANY'S SUBSIDIARIES" means any Person more than fifty percent (50%) of outstanding voting or equity securities of which; or any partnership, joint venture or other entity more than fifty percent (50%) of the total equity or the economic interest to which, is directly or indirectly owned by the Company.

         "CONSENT" means any approval, consent, ratification, waiver, or other authorization.

         "CONTRACT" means any written or oral agreement, note, mortgage, indenture, lease, deed of trust, license, plan, instrument or other contract.

         "CURRENT ASSETS" means the current assets of the Acquired Companies as of any given date of determination calculated in accordance with the definition of "Net Working Capital."

         "CURRENT LIABILITIES" means the current liabilities of the Acquired Companies as of any given date of determination calculated in accordance with the definition of "Net Working Capital."

         "DEDUCTIBLE AMOUNT" means an amount equal to $383,000.

         "EMPLOYEE PLAN" shall mean any plan, policy, program, arrangement or agreement described in SECTION 3.20(a).

         "ENVIRONMENTAL, HEALTH AND SAFETY REQUIREMENTS" shall mean all federal, state, provincial and local statutes, codes, regulations, rules, ordinances, judgments, orders and other Laws and common law relating to the protection, preservation or conservation of the environment and to public or worker health and safety, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C.
Section 11001 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Safe

Drinking Water Act, 42 U.S.C. Section 300f et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ESCROW AGREEMENT" means the Escrow Agreement in the form of EXHIBIT D hereto.

         "ESCROW AGENT" means the Escrow Agent under the Escrow Agreement.

         "ESCROW FUNDS" means Three Million Eight Hundred Thirty Thousand Dollars ($3,830,000) deposited into escrow under the Escrow Agreement.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "GOVERNMENTAL AUTHORITY" shall mean the United States or any state, provincial, local or foreign government, or any subdivision, agency, bureau, department or authority of any thereof having jurisdiction over any of the Acquired Companies, the Buyer, the Seller, any of the Members or the transactions contemplated by this Agreement, as applicable.

         "HAZARDOUS MATERIALS" shall mean (a) hazardous substances or hazardous wastes, as defined under Environmental, Health and Safety Requirements; (b) petroleum, including without limitation, crude oil or any fraction thereof; (c) any radioactive material, including, without limitation, any source, special nuclear, or by-product material as defined in 42 U.S.C. Section 2011 et seq.;
(d) asbestos in any form or condition; (e) polychlorinated biphenyls; and (f) any other material, substance or waste to which liability or standards of conduct may be imposed under any Environmental, Health and Safety Requirement.

         "HSR ACT" means collectively, if and as applicable, Section 7A of the Clayton Act (Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder).

         "INDEBTEDNESS" means the aggregate amount (including the current portions thereof) of (a) all indebtedness or other obligation of any of the Acquired Companies for borrowed money (whether current, short-term, or long-term, secured or unsecured), (b) any indebtedness evidenced by any note, bond, debenture or other debt security, (c) any indebtedness for the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, (d) all lease obligations of the Acquired Companies under leases which are capital leases in accordance with GAAP, (e) any commitment by which a Person assures a creditor against loss (including, without limitation, contingent reimbursement Liability with respect to letters of credit), (f) any off-balance sheet financing of any Acquired Company including, without limitation, project financing, (g) any liability of any Acquired Company with respect to interest rate swaps, collars, caps and similar hedging obligations, (h) any amounts owed to any Person under any noncompetition or consulting arrangements, (i) any change of control or similar payment or increased cost which is triggered in whole or in part by the transactions contemplated by this Agreement, (j) any indebtedness referred to in clauses (a) through (i) above of any Person which is either guaranteed by, or secured by Lien upon any property owned by, any Acquired Company and (k) accrued and unpaid interest of, and prepayment premiums, penalties or similar contractual charges arising (or which would arise) as result of the discharge at Closing of, any such foregoing obligation.

         "INTELLECTUAL PROPERTY" means all Registered Intellectual Property, unregistered trademarks and service marks, inventions, unregistered copyrights, domain names, data, databases, and know how, trade secrets, manufacturing processes, formulae, technical information, specifications, data, technology, plans and drawings, confidential information and other intellectual property owned or used by the Acquired Companies;

         "LAW" means each provision of any applicable Federal, state, local or foreign law, statute, common law, ordinance, order, code, rule or regulation, promulgated or issued by any Governmental Authority.

         "LEASES" means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Acquired Companies hold any Leased Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Acquired Companies thereunder.

         "LIABILITY" means any liability, debt, obligation, deficiency, Tax, penalty, fine, claim, cause of action or other loss, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

         "LIEN" means any mortgage, pledge, hypothecation, hypothec, right of others, claim, security interest, encumbrance, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, lien, right of first refusal, charge or other restrictions or limitations of any nature whatsoever, other than (a) restrictions on the offer and sale of securities under Federal and state securities Laws, and (b) any Permitted Liens.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" means any change, effect, event, occurrence, state of facts or development that, individually or in the aggregate with any other change, effect, event, occurrence, state of facts or development, is materially adverse to the business, assets, liabilities, financial condition, results of operations, cash flows or employee, customer or supplier relations of the Acquired Companies taken as a whole; provided, however, that none of the following shall be deemed in itself to constitute a Material Adverse Effect or Material Adverse Change:
(a) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting United States economy as a whole or the capital markets in general; or (b) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to the commencement, continuation or escalation of a war, material armed hostilities or other material international or national calamity or act of terrorism directly or indirectly involving the United States of America.

         "MEMBERS" shall mean, collectively, the holders of 100% of the Equity Interests of the Seller as of the Closing Date. Attached hereto is a true and correct copy (including all amendments and supplements thereto) of that certain Members Agreement, dated as of September 20, 2002, as amended, by and among the Seller and each of the Members.

         "NET WORKING CAPITAL" shall mean Current Assets minus Current Liabilities. In no event will the determination of Net Working Capital include
(a) any asset or liability for income Taxes, (b) any intercompany accounts, (c) Cash on Hand, (d) any amounts due from any Seller, (e) the current portion of any Indebtedness, (f) any accrued restructuring charges, or (g) any trade accounts payable or accrued expenses owing by any of the Acquired Companies to any of its Affiliates to the extent such amounts are canceled without payment immediately prior to Closing in accordance with SECTION 1.4. In computing Net Working Capital, all accounting entries will be taken into account regardless of their amount, all known errors and omissions will be corrected and all known proper adjustments will be made. Subject to the foregoing, Net Working Capital will be calculated in accordance with GAAP, applied on a basis consistent with that employed in the preparation of the Latest Audited Balance Sheet (but only to the extent consistent with GAAP).

         "OPERATING COMPANY" means Monona Wire Corporation, an Iowa Corporation.

         "ORGANIZATIONAL DOCUMENTS" means (a) with respect to a corporation, the certificate or articles of incorporation and bylaws; (b) with respect to any other entity, any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (c) any amendment to any of the foregoing.

         "PERMITTED LIENS" means (a) Liens for taxes not yet due and payable,
(b) statutory Liens of landlords for amounts not yet due and payable, (c) Liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for amounts not yet due and payable, (d) Liens attaching to inventory held by consignees in the ordinary course of business, and (e) any easement, covenant, encroachment, burden, title defect, title retention agreement, or other exception to title to any of the Real Property which do not collectively impair the use or occupancy of the applicable Real Property for the purposes for which it is currently used in connection with the Business.

         "PERSON" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether Federal, state, county, city or otherwise, including, without limitation, any instrumentality, division, agency or department thereof).

         "PLAN AFFILIATE" with respect to any Person ("FIRST PERSON") shall mean any other Person who, together with the First Person, constitutes all or part of a controlled group, or which would be treated with the First Person as under common control or whose employees would be treated as employed by the First Person, under Section 414 of the Code or Section 4001(b) of ERISA and any regulations, administrative rulings and case Law interpreting the foregoing.

         "PRIME RATE" means the prime rate of interest, as publicly announced from time to time, of Citibank N.A.

         "REASONABLE EFFORTS:" shall mean the good faith efforts that a reasonably prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as reasonably expeditiously as possible.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Federal Securities Act of 1933, as amended.

         "SELLER'S KNOWLEDGE" shall mean the actual knowledge (after due inquiry) of Bob Carter, Steve McConnell, Joe Grote and Roger Malatt.

         "TARGET NET WORKING CAPITAL" shall mean an amount equal to $10,000,000.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "TAXES" shall include all taxes, charges, withholdings, fees, levies, penalties, additions, interest or other assessments imposed by any United States Federal, state, local and foreign or other taxing authority, and including, but not limited to, those related to income, gross receipts, gross income, payroll, sales, use, excise, services, valuation, transfer or franchise.

         "THRESHOLD AMOUNT" means an amount equal to $19,166.

         "TRANSACTION AGREEMENTS" means this Agreement, the Escrow Agreement and any other agreement contemplated hereby to be entered into at Closing to which the Seller, any Member of any Acquired Company is a party.

         12.9 Entire Agreement. This Agreement, the Recitals, the Schedules and the Exhibits and other Transaction Agreements attached to or referred to in this Agreement (all of which shall be deemed incorporated in this Agreement and made a part hereof), along with the Confidentiality Agreement (the "CONFIDENTIALITY AGREEMENT") among Seller and Buyer, dated November 10, 2004 set forth the entire understanding of the Parties with respect to the transactions contemplated hereby, supercedes all prior discussions, understandings, agreements and representations and shall not be modified or affected by any offer, proposal, statement or representation, oral or written, made by or for any Party in connection with the negotiation of the terms hereof. The Confidentiality Agreement shall automatically terminate effective as of the Closing. This Agreement may be modified only by subsequent instruments signed by the Parties hereto.

         12.10 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties to this Agreement, the Buyer Indemnified Parties or the Seller Indemnified Parties, any rights or remedies under or by reason of this Agreement.

         12.11 Disclosure Generally. All Schedules attached hereto are incorporated herein and expressly made a part of this Agreement as though completely set forth herein. All references to this Agreement herein or in any of the Schedules shall be deemed to refer to this entire

Agreement, including all Schedules; provided, however, that information furnished in any particular Schedule shall be deemed to be included in another
Schedule if such information can reasonably be interpreted as having application to such other Schedule notwithstanding the absence of a cross-reference contained therein. Notwithstanding the foregoing, nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant. Application of SECTION 2.2 shall not prevent or mitigate the rights of any Party to bring any claim for indemnification hereunder.

         12.12 Acknowledgment by the Buyer. The Buyer acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, operations, assets, liabilities and properties of the Acquired Companies and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied, and will rely, on the results of its own independent investigation and verification in addition to the representations and warranties of the Acquired Companies and the Seller expressly and specifically set forth in this Agreement, including the Schedules (and updated Schedules). The Buyer further acknowledges that, except as set forth herein, no promise or inducement for this Agreement was offered by the Seller, the Acquired Companies or any of their respective representatives or relied upon by the Buyer. EXCEPT WITH RESPECT TO FRAUD AND INTENTIONAL MISREPRESENTATIONS, SUCH REPRESENTATIONS AND WARRANTIES BY THE SELLER CONSTITUTE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES OF THE SELLER TO THE BUYER IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESS OR IMPLIED (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OR PROSPECTS OF ANY OF THE ACQUIRED COMPANIES TO THE EXTENT NOT PROVIDED BY THE SELLER HEREUNDER) ARE SPECIFICALLY DISCLAIMED BY THE SELLER. THE BUYER ACKNOWLEDGES THAT IT DID NOT RELY ON ANY REPRESENTATION OR WARRANTY NOT CONTAINED IN THIS AGREEMENT WHEN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND WILL NOT RELY ON ANY SUCH REPRESENTATION OR WARRANTY IN DECIDING TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. With respect to all materials that are described as having been made available or delivered to the Buyer, such materials shall be deemed to have been delivered or made available to the Buyer if the Buyer or its legal counsel have been granted access to an electronic data room or website in which such materials are available or by transmitting such materials to the Buyer or its legal counsel by any other electronic means, in each case only to the extent that any such delivery can be reasonably demonstrated.

         12.13 Interpretive Matters. Unless the context otherwise requires, (a) all references to articles, sections, schedules or exhibits are to Articles, Sections, Schedules or Exhibits in this Agreement, (b) each accounting term not otherwise defined in this Agreement has the meaning assigned for it in accordance with GAAP, (c) words in the singular or plural include the singular and plural, and pronouns stated in either the masculine, feminine or neuter gender shall include the masculine, feminine and neuter, and (d) the term "including" shall mean by way of example and not by way of limitation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         12.14 SUBMISSION TO JURISDICTION. EACH OF THE PARTIES SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN CHICAGO, ILLINOIS, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND AGREES NOT TO BRING ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY OTHER COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EACH PARTY AGREES THAT SERVICE OF SUMMONS AND COMPLAINT OR ANY OTHER PROCESS THAT MIGHT BE SERVED IN ANY ACTION OR PROCEEDING MAY BE MADE ON SUCH PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS OF THE PARTY AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 12.1. NOTHING IN THIS SECTION, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

         12.15 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

         12.16 Specific Performance. The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm would occur, no adequate remedy at law would exist, and damages would be difficult to determine, and the Party or Parties not in breach shall be entitled to the remedy of specific performance, injunctive relief and/or other equitable relief in addition to any other remedies that may be available at law or in equity by reason of such breach.

         12.17 Public Announcements. Prior to the Closing, the Parties will not issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby, except that the Buyer, on the one hand, and the Acquired Companies and/or the Seller, on the other hand, may issue a joint press release if mutually considered appropriate; provided, however, that nothing herein shall prohibit any Party from issuing or causing publication of any such press release or public announcement to the extent that such Party determines such action to be required by Law, in which case the Party making such determination will, if practicable in the circumstances, use Reasonable Efforts to allow the other Parties reasonable time to comment on such release or announcement in advance of its issuance. Prior to the Closing, to the extent feasible, all press releases or other announcements or notices regarding the transactions contemplated by this Agreement shall be made jointly by the Parties.



                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

                                             SELLER:

                                             MONONA HOLDINGS LLC

                                             By: /s/ Robert Carter
                                                --------------------------------
                                             Name: Robert Carter
                                                  ------------------------------
                                             Title: President & CEO
                                                   -----------------------------


                                             BUYER:

                                             COMMERCIAL VEHICLE GROUP, INC.

                                             By: /s/ Daniel F. Moorse
                                                --------------------------------
                                             Name: Daniel F. Moorse
                                                  ------------------------------
                                             Title: Vice President and Assistant
                                                   -----------------------------
                                                    Secretary
                                                   -----------------------------

                                     EXHIBIT
                                  AND SCHEDULES


EXHIBITS

Exhibit A         -        Seller Representative Committee Agreement
Exhibit B         -        Caterpillar, Inc. Email Correspondence
Exhibit C         -        Form of Non-Competition and Severance Agreement
Exhibit D         -        Escrow Agreement

SCHEDULES

Schedule 1.4(b)            -        Acquired Company Liabilities - Intercompany
                                    Accounts
Schedule 3.1               -        Organization and Qualifications
Schedule 3.4               -        Capitalization - Operating Company
Schedule 3.6               -        Options
Schedule 3.7               -        Financial Statements
Schedule 3.8               -        Taxes
Schedule 3.9               -        Material Contracts
Schedule 3.10              -        Real Property
Schedule 3.11              -        Title
Schedule 3.12              -        Litigation
Schedule 3.13              -        Compliance with Laws
Schedule 3.14              -        Registered Intellectual Property
Schedule 3.15              -        Bank Accounts, Officers and Directors
Schedule 3.16              -        No Violation of Seller
Schedule 3.17              -        Absences of Certain Changes
Schedule 3.18              -        Insurance Policies
Schedule 3.19              -        Licenses and Permits
Schedule 3.20              -        Employee Benefit Plans
Schedule 3.21              -        Environmental, Health and Safety Matters
Schedule 3.22              -        Labor Matters
Schedule 3.23              -        Customers and Suppliers
Schedule 3.25              -        Brokers
Schedule 3.26              -        Affiliates
Schedule 3.27              -        Indebtedness
Schedule 3.28              -        Undisclosed Liabilities
Schedule 3.31              -        Product Warranty; Product Liability
Schedule 4.3               -        No Violation of Buyer
Schedule 4.7               -        Governmental Approvals and Filings
Schedule 5.1               -        Conduct of Business
Schedule 7.2(c)            -        Third Party Consents
Schedule 7.2(d)            -        Leased Real Property
Schedule 7.2(e)            -        List of Individuals Executing
                                    Non-Competition and Severance Agreement or
                                    Non-Competition Agreement